EXHIBIT 10.8

ASSET PURCHASE AGREEMENT

between

CEMEX CONSTRUCTION MATERIALS ATLANTIC, LLC

and

EAGLE MATERIALS INC.

dated as of

September 11, 2016

TABLE OF CONTENTS

ARTICLE I DEFINITIONS			1

ARTICLE II PURCHASE AND SALE			11

Section	2.01	Purchase and Sale of Assets	11
Section	2.02	Excluded Assets	13
Section	2.03	Assumed Liabilities	16
Section	2.04	Excluded Liabilities	18
Section	2.05	Purchase Price	20
Section	2.06	Post-Closing Adjustment – Inventory	20
Section	2.07	Allocation of the Purchase Price	23
Section	2.08	Non-assignable Rights	23
Section	2.09	Pro Ration	24

ARTICLE III CLOSING			24

Section	3.01	Closing	24
Section	3.02	Closing Deliverables	25

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER			27

Section	4.01	Organization and Qualification of Seller	27
Section	4.02	Authority of Seller	27
Section	4.03	No Conflicts; Consents	27
Section	4.04	Financial Statements	28
Section	4.05	Absence of Certain Changes, Events and Conditions	28
Section	4.06	Material Contracts	29
Section	4.07	Title to Tangible Personal Property	29
Section	4.08	Sufficiency and Condition of Assets	30
Section	4.09	Real Property	30
Section	4.10	Intellectual Property	32
Section	4.11	Legal Proceedings; Governmental Orders	33
Section	4.12	Compliance with Laws; Permits	33
Section	4.13	Environmental Matters	34
Section	4.14	Employee Matters	35
Section	4.15	Taxes	37
Section	4.16	Performance Bonds	37
Section	4.17	Brokers	37
Section	4.18	Interests of Affiliates	38
Section	4.19	Reserves	38
Section	4.20	Solvency	38
Section	4.21	Customers and Suppliers	38
Section	4.22	DISCLAIMERS; RELIANCE ON REPRESENTATIONS AND WARRANTIES	38

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER			39

Section	5.01	Organization and Authority of Buyer	39
Section	5.02	Authority of Buyer	39
Section	5.03	No Conflicts; Consents	40

i

Section	5.04	Brokers	40
Section	5.05	Sufficiency of Funds	40
Section	5.06	Solvency	40
Section	5.07	Legal Proceedings	41
Section	5.08	Independent Investigation	41

ARTICLE VI COVENANTS			41

Section	6.01	Conduct of Business Prior to the Closing	41
Section	6.02	Access to Information	42
Section	6.03	Notification of Certain Matters; Supplement to Seller Disclosure Schedules	42
Section	6.04	Certain Employees Matters	43
Section	6.05	Confidentiality	47
Section	6.06	Governmental Approvals and Consents; Consent Decree.	48
Section	6.07	Books and Records	49
Section	6.08	Closing Conditions	50
Section	6.09	Public Announcements	50
Section	6.10	Bulk Sales Laws	50
Section	6.11	Tax Matters	50
Section	6.12	Further Assurances	51
Section	6.13	Accounts Receivable; Receipts and Disbursements; Mail	51
Section	6.14	Intracompany Arrangements	51
Section	6.15	Retained Names; Transition Marks	51
Section	6.16	Release of Seller Performance Support	52
Section	6.17	Casualty Loss	52
Section	6.18	Title and Survey	53
Section	6.19	Financial Statements; Cooperation with Auditor	55
Section	6.20	Transfer of Leased Employee Vehicles	55
Section	6.21	Transfer of Permits	56
Section	6.22	Transferred Agricultural Parcels	56
Section	6.23	Fairborn CKD Landfill #6	56

ARTICLE VII CONDITIONS TO CLOSING			56

Section	7.01	Conditions to Obligations of All Parties	56
Section	7.02	Conditions to Obligations of Buyer	57
Section	7.03	Conditions to Obligations of Seller	57

ARTICLE VIII INDEMNIFICATION			58

Section	8.01	Survival	58
Section	8.02	Indemnification By Seller	58
Section	8.03	Indemnification By Buyer	59
Section	8.04	Certain Limitations	59
Section	8.05	Indemnification Procedures	60
Section	8.06	Tax Treatment of Indemnification Payments	62
Section	8.07	Exclusive Remedies	62

ii

ARTICLE IX TERMINATION			63

Section	9.01	Termination	63
Section	9.02	Effect of Termination	64

ARTICLE X MISCELLANEOUS			64

Section	10.01	Expenses	64
Section	10.02	Notices	64
Section	10.03	Interpretation	65
Section	10.04	Headings	66
Section	10.05	Severability	66
Section	10.06	Entire Agreement	66
Section	10.07	Successors and Assigns	66
Section	10.08	No Third Party Beneficiaries	66
Section	10.09	Amendment and Modification; Waiver	66
Section	10.10	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	67
Section	10.11	Specific Performance	68
Section	10.12	Counterparts	68
Section	10.13	Non-recourse	68
Section	10.14	LIMITATION ON CERTAIN DAMAGES	69

EXHIBITS

Exhibit AForm of Assignment and Assumption Agreement and Bill of Sale

Exhibit BForm of Deed

Exhibit CForm of Assignment and Assumption of Lease

Exhibit DAdjustable Inventory Adjustment Principles

Exhibit EForm of Transition Services Agreement

Exhibit FForm of Certificate of Non-Foreign Status of Seller

Exhibit GScope of Transition Services

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (together with any amendments or other modifications and all exhibits and schedules, this "Agreement"), dated as of September 11, 2016, is entered into by and between CEMEX CONSTRUCTION MATERIALS ATLANTIC, LLC, a Delaware limited liability company ("Seller"), and EAGLE MATERIALS INC., a Delaware corporation ("Buyer").  Capitalized terms used and not otherwise defined herein shall have the meanings set forth in Article I.

RECITALS

WHEREAS, Seller is in the business of manufacturing, producing, storing, selling and distributing cement at or from a plant located in Fairborn, Ohio, a cement distribution terminal located in Columbus, Ohio, or the other Real Property (defined herein) and mining or purchasing limestone and other minerals and raw materials for the foregoing purposes (such business, the "Business");

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and acquire from Seller all of Seller's rights, title and interest in and to the Purchased Assets, and in connection therewith Buyer is willing to assume all of the Assumed Liabilities, in each case upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

"Accountant" has the meaning set forth in Section 2.06(e).

"Action" means any action, suit, investigation or other legal proceeding.

"Adjustable Inventory" means the Inventory that consists of raw materials, work in process and finished goods, in each case to the extent located at the Seller Facilities as of the Closing Date.

"Adjustable Inventory Value" has the meaning set forth in Section 2.06(a).

"Adjustable Inventory Value Adjustment" has the meaning set forth in Section 2.06(a).

"Adjustable Inventory Value Report" has the meaning set forth in Section 2.06(a).

"Affiliate" means, with respect to any Person, any other Person directly or indirectly controlled by, controlling, or under common control with such Person; and for purposes of this definition, "control" (including the concept of "control" when used in the terms "controlled by" and "controlled") means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such other Person, whether through the ownership of voting securities, by agreement or otherwise.

"Agreement" has the meaning set forth in the preamble.

"Allocation Objections" has the meaning set forth in Section 2.07.

"Allocation Schedule" has the meaning set forth in Section 2.07.

"Annexation Agreement" means the agreement effective May 7, 2014 between the City of Fairborn, CEMEX, Inc., and CEMEX Construction Materials Atlantic, LLC.

"Annual Financial Statements" has the meaning set forth in Section 6.19.

"Applicable CBA" means the Agreement dated March 1, 2015 between Seller and International Brotherhood of Boilermakers, Cement, Lime, Gypsum and Allied Workers Division, Local Lodge D-357.

“Applicable Transition Period” has the meaning set forth in Section 6.15(b).

"Assigned Contracts" has the meaning set forth in Section 2.01(i).

"Assignment and Assumption Agreement and Bill of Sale" has the meaning set forth in Section 3.02(a)(i).

"Assignment and Assumption of Lease" has the meaning set forth in Section 3.02(a)(iii).

"Assumed Liabilities" has the meaning set forth in Section 2.03.

"Audited Financial Statements" has the meaning set forth in Section 3.01.

"Auditor" has the meaning set forth in Section 6.19.

"Books and Records" has the meaning set forth in Section 2.01(j).

"Business" has the meaning set forth in the Recitals.

"Business Confidential Information" has the meaning set forth in Section 6.05.

"Business Day" means any day except for Saturday, Sunday or any day on which banks located in the States of New York or Texas are authorized or obligated to close.

"Business Employees" means the Must-Offer Employees and the May-Offer Employees, collectively.

"Business Financial Statements" has the meaning set forth in Section 4.04.

"Business Permits" has the meaning set forth in Section 2.01(f).

"Buyer" has the meaning set forth in the preamble.

"Buyer 401(k) Plan" has the meaning set forth in Section 6.04(g).

"Buyer Closing Certificate" has the meaning set forth in Section 7.03(d).

"Buyer Disclosure Schedules" means the disclosure schedules delivered by Buyer to Seller concurrently with the execution and delivery of this Agreement.

"Buyer Indemnitees" has the meaning set forth in Section 8.02.

"Casualty Amount" has the meaning set forth in Section 6.17(a).

"Casualty Loss" has the meaning set forth in Section 6.17(a).

“Casualty Loss Report” has the meaning set forth in Section 6.17(a).

“CAUV Program” has the meaning set forth in Section 6.22.

"CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

"Claim" means any claim, demand or cause of action of any kind, whether in tort, contract or otherwise.

"Closing" has the meaning set forth in Section 3.01.

"Closing Date" has the meaning set forth in Section 3.01.

"COBRA Coverage" has the meaning set forth in Section 6.04(i).

"Code" means the Internal Revenue Code of 1986, as amended.

"Columbus Terminal" means Seller's current terminal located at 220 Walnut Street, Blacklick, Ohio 43004.

"Commitment" has the meaning set forth in Section 6.18.

"Confidentiality Agreement" means the confidentiality agreement between Cemex, Inc. and Eagle Materials Inc., dated as of May 17, 2016.

"Consent Decree" means the Consent Decree filed with the U.S. District Court Southern District of Ohio, Western Division on April 4, 2011 in connection with Civil Action No. 3:11CV00037.

"Contracts" means all contracts, purchase orders, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and arrangements, whether written or oral.

"Deductible" has the meaning set forth in Section 8.04(a).

"Deed" has the meaning set forth in Section 3.02(a)(ii).

"Direct Claim" has the meaning set forth in Section 8.05(c).

"Disclosure Schedules" means the Buyer Disclosure Schedules and the Seller Disclosure Schedules.

"Dispute Resolution Period" has the meaning set forth in Section 2.06(e).

"Dollar" or "$" means the lawful currency of the United States.

"Drop Dead Date" has the meaning set forth in Section 9.01(b)(i).

"Effective Time" means 11:59 p.m., Central time, on the Closing Date.

“Election Period” has the meaning set forth in Section 6.17(c).

"Employee Plan" has the meaning set forth in Section 4.14(c).

"Employee Transfer Date" has the meaning set forth in Section 6.04(b).

"Employees" means those Persons employed by Seller who work primarily or exclusively for the Business.

"Employee Vehicles" has the meaning set forth in Section 6.20.

"Encumbrance" means any lien (statutory or other), pledge, mortgage, deed of trust, security interest, charge, claim, equitable interest, easement, encroachment, right of way, right of first refusal or other similar encumbrance or restriction.

"Environmental Claim" means any Governmental Order, Action or Claim by any Person alleging liability arising out of, based on or resulting from: (a) the Release of any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

"Environmental Law" means any applicable Law: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources or threatened or endangered species, the protection of human health or safety (solely as relates to exposure to Hazardous Materials), or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the manufacture, use, recycling, reclamation, reuse, treatment, generation, discharge, transportation, storage, containment, disposal or remediation of any Hazardous Materials. The term "Environmental Law" includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation,

and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq. and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

"Environmental Notice" means any written notice respecting an Environmental Claim.

"Environmental Permit" means any Permit required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

"ERISA Affiliate" has the meaning set forth in Section 4.14(c)(iii).

"Estimated Adjustable Inventory Value" has the meaning set forth in Section 2.05(b).

"Excluded Assets" has the meaning set forth in Section 2.02.

"Excluded Liabilities" has the meaning set forth in Section 2.04.

"Excluded Taxes" has the meaning set forth in Section 2.04(e).

"Fairborn CKD Landfill #6" means that certain landfill facility and associated real property identified on Section 1.01(a) of the Seller Disclosure Schedules, which is the subject of that certain Director's Final Findings & Order In the Matter of SOUTHDOWN, INC., 506 West Xenia Drive, Fairborn, Ohio 45324, Respondent, dated July 2, 1992, issued by the Ohio Environmental Protection Agency.

"Fairborn Plant" means Seller's current manufacturing facility located at 3250 Linebaugh Road, Xenia, Ohio 45385.

"Fundamental Representations" has the meaning set forth in Section 8.01.

"Governmental Authority" means any federal, state or local government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, orders or other actions of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award issued or entered by or with any Governmental Authority.

"Hazardous Materials" means any chemicals, materials or substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "hazardous constituents", "restricted hazardous materials", "extremely hazardous substances", "toxic substances", "radioactive materials", "radioactive wastes", "contaminants", "pollutants", "toxic pollutants", or words of similar meaning and regulatory effect under any applicable Environmental Law, including petroleum and asbestos.

"Hired Employees" has the meaning set forth in Section 6.04(b).

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"IFRS" means International Financial Reporting Standards as issued by the International Accounting Standards Board, in effect from time to time.

“Identified Parcels” has the meaning set forth in Section 6.18(a).

“Identified Parcel Alta Survey” has the meaning set forth in Section 6.18(a).

“Identified Parcel Title Commitment” has the meaning set forth in Section 6.18(a).

“Identified Parcel Title Policy” has the meaning set forth in Section 3.02(a)(x).

"Indemnified Party" has the meaning set forth in Section 8.04.

"Indemnified Taxes" has the meaning set forth in Section 8.02(d).

"Indemnifying Party" has the meaning set forth in Section 8.04.

“Insurance Adjuster” has the meaning set forth in Section 6.17.

"Intellectual Property" means any and all of the following in any jurisdiction throughout the world: (a) trademarks, trade names, and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights, including all applications and registrations, and works of authorship, whether or not copyrightable; (c) trade secrets and confidential know-how; (d) inventions (whether or not patentable), patents, and patent applications, together with all re-issuances, continuations, continuations-in-part, divisions, revisions, extensions and re-examinations thereof; (e) websites and internet domain name registrations; and (f) all other intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing.

"Intellectual Property Agreements" means all licenses, sublicenses or other agreements authorizing the use of Intellectual Property and other agreements by or through which other Persons grant Seller or Seller grants any other Persons any exclusive or non-exclusive rights or interests in or to any Intellectual Property Assets.

"Intellectual Property Assets" means all Intellectual Property that is owned by Seller or as to which the Seller has rights or interests under any Intellectual Property Agreements and that is primarily or exclusively used in connection with the Business, including the Intellectual Property Registrations set forth in Section 2.01(g) of the Seller Disclosure Schedules.

"Intellectual Property Registrations" means all Intellectual Property Assets that are subject to or require for the enforcement thereof any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names, and copyrights, issued and reissued patents and pending applications for any of the foregoing.

"Interim Financial Statements" has the meaning set forth in Section 6.19.

"Inventory" has the meaning set forth in Section 2.01(e).

"Key Customers" has the meaning set forth in Section 4.21(a).

"Key Suppliers" has the meaning set forth in Section 4.21(b).

"Law" means each applicable provision of any U.S. federal, state, provincial, municipal or local constitution, statute, law (including common law), ordinance, code, rule, regulation, judgment, release, license, Governmental Order or other legally binding pronouncement of any Governmental Authority.

"Leased Real Property" means the real property subject to the Real Property Leases.

"Leave Employee" has the meaning set forth in Section 6.04(b).

"Losses" means, except as may be limited by Section 10.14, losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder.

"Material Adverse Effect" means any event, occurrence, fact, condition or change that, individually or together with any other events, occurrences, facts, conditions or changes, (a) is, or would reasonably be expected to become, materially adverse to (a) the operations, properties, results of operations or financial condition of the Business, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby in accordance with the terms of this Agreement; provided, however, that "Material Adverse Effect" shall not include any event, occurrence, fact, condition or change to the extent arising out of or attributable to: (i) general economic, market or political conditions; (ii) any circumstances or conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), sabotage, armed hostilities or terrorism, or the escalation or worsening thereof; (v) the execution or announcement of this Agreement or any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any matter set forth in the Disclosure Schedules; (vii) any changes in applicable Laws or accounting rules (including IFRS) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with Seller and the Business, to the extent such losses result from the announcement, pendency or completion of the transactions contemplated by this Agreement; (ix) any natural or man-made disaster or act of God which constitutes a Casualty Loss under Section 6.17; or (x) any failure by any of the Seller Facilities or the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided, however, that any event, occurrence, fact, condition or change referred to in causes (i) through (iv) above shall only be excluded in determining whether a Material Adverse Effect has occurred to the extent that such event, occurrence, fact, condition or change does not and would not reasonably be expected to have a disproportionate effect on the Business, the Purchased Assets or the Assumed Liabilities compared to businesses, assets and liabilities of other participants in the industries in which the Business operates.

"Material Contracts" has the meaning set forth in Section 4.06(a).

"Materiality Qualifications" means, with respect to the representations and warranties of any party, all qualifications or exceptions contained therein based on materiality (including any qualifications related to the presence or absence of a Material Adverse Effect) and all usages of "material," "in all material respects," "in any material respect," "would not be material," "would not reasonably be expected to be material" or similar qualifiers.

"May-Offer Employees" has the meaning set forth in Section 4.14(b).

“May-Offer Employee Side Letter” means that certain side letter dated as of the date of this Agreement between Seller and Buyer.

“Metes and Bounds Survey” has the meaning set forth in Section 6.18.

"Must-Offer Employees" has the meaning set forth in Section 4.14(a).

“NI Noted Exceptions” has the meaning set forth in Section 6.18(b).

"Non-assignable Right" has the meaning set forth in Section 2.08(a).

“Non-Identified Parcels” has the meaning set forth in Section 6.18(b).

“Non-Identified Parcel Alta Survey” has the meaning set forth in Section 6.18(b).

“Noted Exceptions” has the meaning set forth in Section 6.18(a).

"Owned Real Property" has the meaning set forth in Section 4.09(a).

"Performance Bond" has the meaning set forth in Section 4.16.

"Permits" means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances, exemptions, consents or similar rights issued, granted or otherwise authorized by, or required to be obtained from, or registrations required to be made with, Governmental Authorities.

"Permitted Encumbrances" means (a) Encumbrances for Taxes, assessments or other governmental charges or levies that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves are reflected in the Business Financial Statements in accordance with IFRS; (b) statutory Encumbrances of landlords in respect of any Leased Real Property provided for under leases provided or made available to the Buyer and Encumbrances of carriers, warehousemen, mechanics, materialmen, repairmen and other Encumbrances arising in the ordinary course of business that are imposed by operation of Law, to the extent not incurred in connection with the borrowing of money, for amounts not yet due or being contested in good faith by appropriate proceedings and for which adequate reserves are reflected in the Business Financial Statements in accordance with IFRS; (c) Encumbrances incurred or deposits made to a Governmental Authority in connection with a Business Permit; (d) Encumbrances incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance or other types of social security; (e) recorded or unrecorded easements, rights of way, covenants, conditions, restrictions, licenses, reservations, subdivisions and other charges or encumbrances or defects of title of any kind or rights of others for rights of way, utilities and other similar purposes that are not, individually or in the aggregate, material to the relevant asset or property; (f) zoning, building, subdivision, land use, environmental regulations and other similar restrictions or requirements; (g) Encumbrances resulting from any facts or circumstances caused by Buyer or its Affiliates; (h) leases affecting the Owned Real Properties or Leased Real Properties and entered into in the ordinary course of business and set forth on Section 2.01(b) of the Seller Disclosure Schedules; and (i) the Encumbrances set forth in Section 1.01(b) of the Seller Disclosure Schedules.

"Person" means any individual, sole proprietorship, partnership, joint venture, corporation, estate, trust, unincorporated organization, association, limited liability company, institution or other entity or organization of any kind or character, including any Governmental Authority.

"Post-Closing CBA" has the meaning set forth in Section 6.04(c).

"Purchase Price" has the meaning set forth in Section 2.05(a).

"Purchased Assets" has the meaning set forth in Section 2.01.

"Real Property" means, collectively, the Owned Real Property and the Leased Real Property.

"Real Property Leases" has the meaning set forth in Section 4.09(b).

"Release" means any actual release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or allowing to escape or migrate into or through the environment.

"Representative" means, with respect to any Person, any and all directors, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

"Retained Names" has the meaning set forth in Section 2.02(d).

"Sales Contracts" has the meaning set forth in Section 2.01(i).

"Schedule Supplement" has the meaning set forth in Section 6.03(b).

"Seller" has the meaning set forth in the preamble.

"Seller 401(k) Plan" has the meaning set forth in Section 4.14(d).

"Seller Closing Certificate" has the meaning set forth in Section 7.02(e).

"Seller Disclosure Schedules" means the disclosure schedules delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

"Seller Facilities" means the Columbus Terminal and the Fairborn Plant.

"Seller Indemnities" has the meaning set forth in Section 8.03.

"Seller's Knowledge" and variations of it refer to all matters actually (and not constructively or by imputation) known to John Miller, Rob Walker, Tom Mancino, Juan Carlos Herrera, John Heffernan, Lillian Deprimo and Susie Mejia (and Buyer agrees that the inclusion of those individuals in this definition does not result in any of them having any personal liability to Buyer or any Affiliate under this Agreement or otherwise).

"Seller Lease" has the meaning set forth in Section 4.09(a).

"Seller Performance Support" has the meaning set forth in Section 6.16.

“Significant Contract” has the meaning set forth in Section 6.01.

"Survey" has the meaning set forth in Section 6.18.

"Tangible Personal Property" has the meaning set forth in Section 2.01(d).

"Tax Representations" has the meaning set forth in Section 8.01.

"Taxes" means all (a) federal, state, local, foreign taxes, fees, assessments, duties, levies or other charges of any kind whatsoever, including income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, escheat and unclaimed property obligations, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, and customs duties, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties and (b) any liability in respect of any of the foregoing payable by reason of contract, assumption, transferee or successor liability, operation of Law, Treasury Regulations Section 1.1502-6(a) or any analogous or similar provision of Law (or any predecessor or successor thereof) or otherwise.

"Tax Return" means any return, declaration, report, claim for refund, information return or statement or other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Third Party Claim" has the meaning set forth in Section 8.05(a).

"Title Company" has the meaning set forth in Section 6.18.

"Transaction Documents" means this Agreement, the Assignment and Assumption Agreement and Bill of Sale, Deeds, Assignment and Assumption of Leases, the Transition Services Agreement and the other agreements, instruments and documents required to be delivered at the Closing.

"Transfer Taxes" has the meaning set forth in Section 6.11(a).

"Transferred Agricultural Parcels" has the meaning set forth in Section 6.22.

“Transition Marks” has the meaning set forth in Section 6.15(b).

"Transition Services Agreement" has the meaning set forth in Section 3.02(a)(iv).

"Unpermitted Exceptions" has the meaning set forth in Section 6.18.

“Updated Non-Identified Parcel Title Commitment” has the meaning set forth in Section 6.18(b).

"WARN Act" means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

"Water Rights" means all surface and underground water and water rights, together with all applications for water rights or applications or permits for the use, transfer or change of water rights, ditch and ditch rights, well and well rights, reservoir and reservoir rights, stock or interests in irrigation or ditch companies appurtenant to any of the Real Property and all other rights to water for use at or in connection with any of the Real Property or the exploration for or mining of minerals from any of the Real Property.

Article II
PURCHASE AND SALE

Section 2.01Purchase and Sale of Assets.  Upon the terms and subject to the conditions set forth herein, at the Closing and as of the Effective Time, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, free and clear of all Encumbrances other than Permitted Encumbrances, all of Seller's right, title and interest in, to and under (or, in the case of leased assets or Contracts or Permits, all rights and interests of Seller in, to and under) the assets, properties, entitlements and rights, solely to the extent that such assets, properties, entitlements and rights exist as of the Closing Date, of every kind and nature, real or personal, tangible or intangible, wherever located (other than the Excluded Assets), which are used or held for use primarily or exclusively in connection with, the Business (collectively, the "Purchased Assets"), including, without limitation, the following:

(a)the Owned Real Property and all of the plants and facilities located thereon (including the Fairborn Plant and the Columbus Terminal) set forth on Section 2.01(a) of the Seller Disclosure Schedules and any other Owned Real Property primarily or exclusively used or held for use in connection with the Business, together with all mineral rights and Water Rights appurtenant to such Owned Real Property, and all buildings, facilities, structures, fixtures and improvements located thereon, and all easements, rights-of-way and other rights and, to the extent owned by Seller, interests incidental thereto;

(b)all Leased Real Property and all of the plants and facilities located thereon set forth on Section 2.01(b) of the Seller Disclosure Schedules;

(c)all on and off road mobile equipment, trucks, tractors and trailers, in each case, used primarily or exclusively at the Seller Facilities (either owned or leased);

(d)all equipment, machinery, computers, servers, tools, repair parts, spare parts, supplies, furniture, fixtures and other tangible personal property located at the Seller Facilities or used, primarily or exclusively in connection with the Business (either owned or leased by Seller, but excluding any Excluded Assets) (the "Tangible Personal Property"), including the Tangible Personal Property listed on Section 2.01(d) of the Seller Disclosure Schedules;

(e)all inventories of raw materials, work in process, finished goods, stores, samples, supplies, packaging materials (subject to Section 6.15), fuel and other items treated as inventory by Seller at the Closing Date, in each case to the extent located at the Seller Facilities ("Inventory");

(f)all Permits issued to or held by Seller in connection with its ownership, possession, occupancy or use of any of the Purchased Assets or the Seller Facilities, or operation of the Business, except to the extent such Permits are not transferable under applicable Law (the "Business Permits");

(g)the Intellectual Property Agreements set forth on Section 4.10(a)(ii) of the Seller Disclosure Schedules, and all Intellectual Property Assets, together with all goodwill associated therewith;

(h)any prepaid rentals, advance payments, deposits, advances and other prepaid items, including prepaid rent, purchase price and deposits with lessors, suppliers and utilities, to the extent relating to any of the other Purchased Assets;

(i)all (i) Contracts with customers of the Business under which Seller derives or expects to derive revenues ("Sales Contracts") and all purchase orders and unaccepted bids relating to the sale or possible sale of products to customers or prospective customers of the Business and (ii) supply agreements, purchase orders and unaccepted bids for supply inputs and raw materials of the Seller with suppliers or prospective suppliers of the Business and other Contracts relating to the Business set forth on Section 2.01(i) of the Seller Disclosure Schedules (collectively, the "Assigned Contracts");

(j)originals or, where not permitted to be transferred to Buyer under applicable Law, copies of all books and records relating primarily or exclusively to the Business, or the ownership or operation of the Purchased Assets, including all Assigned Contracts and Real Property Leases, books and records of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists and correspondence, customer purchasing histories, price lists, distribution lists, supplier lists and correspondence, catalogues, brochures, advertising materials, forms of purchase orders, sales orders and invoices and similar sales and marketing materials, mining records, production data, quality control records and procedures, customer complaints and inquiry files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale), internal financial statements and all manuals, data, records and information pertaining to materials, supplies, reserves, production, operations, maintenance, distribution and similar matters, and all reserve reports, engineering reports and studies, environmental and safety compliance and monitoring records and reports, spill response and emergency response plans related to any Real Property, other than books and records set forth in Section 2.02(e) ("Books and Records");

(k)the software, websites and related technology used in the Business set forth on Section 2.01(k) of the Seller Disclosure Schedules;

(l)except as set forth on Section 2.01(l) of the Seller Disclosure Schedules, all landline phones and facsimile machines owned by the Seller, and Seller's rights with respect to any landline phones and facsimile machines leased by the Seller, in each case used by Employees in connection with the Business, along with associated numbers;

(m)all rights and Claims against any Person which relate primarily or exclusively to the Purchased Assets, including warranty rights, guaranty rights, indemnification rights, Encumbrances, judgments, causes of action and rights of recovery; provided, however, that the Seller shall retain, and the Buyer shall have no right in respect of, any such rights or Claims against any Person to the extent that they relate to the Excluded Assets or Excluded Liabilities; and

(n)all goodwill associated with the Business.

Section 2.02Excluded Assets.  Other than the Purchased Assets described or referred to in Section 2.01, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any other assets or properties of Seller, and all such other assets and properties shall be excluded from the Purchased Assets (the "Excluded Assets"). Without limiting the generality of the foregoing, Excluded Assets include the following assets and properties of Seller or any of its Affiliates:

(a)all cash and cash equivalents, bank accounts and securities of Seller;

(b)all accounts and notes receivable (including any claim or rights of action with respect to accounts and notes receivable) and the right to bill and receive payment for products shipped or delivered and/or services performed prior to the Effective Time by the Seller but unbilled as of the Effective Time;

(c)all leased Employee cars and trucks, subject to Section 6.20;

(d)other than the Intellectual Property Assets, all Intellectual Property of Seller, including, (i) accounting and information management systems software used by the Business, including all systems identified on Section 2.02(d)(i) of the Seller Disclosure Schedules, and any other software used by the Business, other than the software set forth in Section 2.01(k) of the Seller Disclosure Schedules, (ii) the trademarks and names listed in Section 2.02(d)(ii) of the Seller Disclosure Schedules and any variation of the foregoing, and the goodwill connected therewith and symbolized thereby (collectively, the "Retained Names"), (iii) the Intellectual Property Registrations set forth on Section 4.10(a)(i) of the Seller Disclosure Schedules, and (iv) any licenses or other agreements related to such Intellectual Property;

(e)the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other general corporate records of Seller, all sales and pricing policies and practices, strategic plans, marketing and promotional surveys, materials and research, all manuals, data, records and information pertaining to transportation, research and development (other than such reports, studies or documents expressly included in Section 2.01(j)), all employee-related or employee benefit-related files or records related to employees of Seller other than the Hired Employees, and any other books and records which Seller is prohibited from disclosing or transferring to Buyer under applicable Law;

(f)other than the Tangible Personal Property referred to in Section 2.01(d) and the software identified on Section 2.01(k) of the Seller Disclosure Schedules, all equipment, machinery, computers (whether owned or leased), servers, tools, repair parts, spare parts, supplies, furniture, fixtures and other tangible personal property, software, websites and related information technology, in each case not primarily or exclusively related to the operation of the Purchased Assets and located at the Seller Facilities, and any leases relating to such equipment or other tangible personal property so leased by the Seller;

(g)all Contracts set forth on Section 2.02(g) of the Seller Disclosure Schedules;

(h)all Contracts that are not Assigned Contracts and any and all rights thereunder;

(i)all insurance policies and all rights to applicable claims and proceeds thereunder, including any policy or coverage relating to the Purchased Assets or the Business;

(j)other than the Purchased Assets, all assets, properties and rights of every kind and nature, real or personal, tangible or intangible used or held by Seller or any of its Affiliates in its businesses or in its ownership, possession, occupancy, use or management of any assets related thereto;

(k)all Employee Plans and all rights, assets, properties and contracts with respect to Employee Plans;

(l)all Tax assets including refunds, rebates or prepayments of Taxes (or rights thereto), for taxable periods (including portions thereof) ending on or before the Effective Time;

(m)all rights to any Action or Claim of any nature (i) available to or being pursued by Seller, whether arising by way of counterclaim or otherwise, in each case whether or not related to the Business, the Purchased Assets, or the Assumed Liabilities, or (ii) against any third party arising out of Seller’s ownership, use or possession of any of the Purchased Assets on or before the Closing Date or against any Person relating to any of the Excluded Assets or Excluded Liabilities (but excluding Claims of the type set forth before the proviso in Section 2.01(m));

(n)all rights which accrue or will accrue to Seller or any of its Affiliates under the Transaction Documents;

(o)all intercompany receivables and other rights pursuant to any agreement or Contract between Seller, or any of its Affiliates, on the one hand, and any of their respective Affiliates, on the other hand;

(p)any outstanding amounts owing to the Business from other businesses of Seller or its Affiliates;

(q)the shares of stock or other ownership interests in any Affiliates of Seller;

(r)all correspondence and documents prepared by Seller or any of its Affiliates related to Buyer or any third party bid to purchase any of the assets of the Business;

(s)the Fairborn CKD Landfill #6 and all other real property of the Seller other than the Leased Real Property and Owned Real Property;

(t)all Permits other than the Business Permits;

(u)any (i) personnel records with respect to the Hired Employees that Seller or any of its Affiliates is required by Law to maintain in its possession, (ii) Books and Records relating to any Purchased Asset or Assumed Liability that Seller or any of its Affiliates is required by Law to maintain in its possession and (iii) Books and Records to the extent relating to any other Excluded Assets and not the Purchased Assets;

(v)any and all guarantees, warranties, indemnities and similar rights (i) in respect of the Business or a Purchased Asset for the period prior to the Closing Date (but excluding Claims of the type set forth before the proviso in Section 2.01(m)) and (ii) in respect of any other Excluded Asset, arising on or after the Closing Date;

(w)all assets and rights relating primarily or exclusively to Seller's businesses other than the Business; and

(x)the assets, properties and rights specifically set forth on Section 2.02(x) of the Seller Disclosure Schedules.

Section 2.03Assumed Liabilities.  Subject to the terms and conditions set forth herein, Buyer shall assume pursuant to the Assignment and Assumption Agreement and Bill of Sale and agree to pay, perform and discharge when due solely the following liabilities and obligations of Seller arising out of or relating to the Business or the Purchased Assets after the Effective Time, other than the Excluded Liabilities (collectively, the "Assumed Liabilities"):

(a)all leases of real and personal property included in the Purchased Assets, to the extent that such obligations relate to and are required to be performed during periods after the Effective Time;

(b)all unperformed and uncompleted Contracts, supply agreements, purchase orders and unaccepted bids for supply of product relating to the Business, in each case, which will be assigned to the Buyer in accordance with Section 2.01, and to the extent that such obligations relate to and are required to be performed during periods after the Effective Time;

(c)all obligations and liabilities arising under or relating to the Assigned Contracts, to the extent that such obligations relate to and are required to be performed during periods after the Effective Time;

(d)all accrued but unused time off entitlements, including vacation days, for Hired Employees as of the Closing Date, in accordance with Section 6.04(c);

(e)all obligations and liabilities under Business Permits, governmental approvals and consent decrees (other than the Consent Decree, which is addressed in Section 2.03(q)), in each case, which will be assigned to the Buyer in accordance with Section 2.01, subject to the terms and conditions thereof, and to the extent that such obligations relate to and are required to be performed during periods after the Effective Time;

(f)all environmental liabilities and obligations with respect to the Purchased Assets to the extent arising from acts or omissions on or after the Effective Time either under any Environmental Law or under any contract or other arrangement that will be assigned to the Buyer in accordance with Section 2.01 (including those arising as a result of the transportation or disposal or both after the Effective Time of hazardous materials regulated by Environmental Law for disposal or treatment);

(g)all reclamation obligations associated with the Purchased Assets arising prior to or after the Effective Time, other than those reclamation obligations required by a Law, Permit or Governmental Order to have been performed by a date certain prior to the Closing Date and not performed by such date;

(h)except as specifically provided in Section 6.04, all liabilities and obligations of Buyer or its Affiliates relating to employee benefits, compensation or other arrangements with respect to any Hired Employee after the Effective Time;

(i)all liabilities and obligations for (i) Taxes relating to the Business or the Purchased Assets for any taxable period or portion thereof beginning (or deemed to begin) after the Effective Time (in the case of a taxable period that begins before the Closing Date and ends after the Closing Date, determined in a manner consistent with Section 2.09) and (ii) one-half (50%) of any Transfer Taxes described in Section 6.11(a) ;

(j)all liabilities and obligations arising out of or relating to any products manufactured by Buyer at, or distributed or sold by Buyer from, the Seller Facilities after the Effective Time;

(k)all liabilities and obligations under any deed or other instruments relating to Seller’s ownership interests in the Owned Real Property included in the Purchased Assets to be paid or performed or otherwise relating to periods after the Effective Time;

(l)any and all liabilities and obligations to the extent arising out of or relating to violations by Buyer of, and/or non-compliance by Buyer with, any Laws relating to occupational safety and health, including the Occupational Safety and Health Administration Act of 1970, Federal Mine Safety and Health Act of 1977, or those issued by the Mine Safety and Health Administration (MSHA), after the Effective Time;

(m)a portion of any liabilities or obligations in respect of rebates, discounts or allowances payable to any customer of the Seller arising under any Sales Contracts in accordance with the terms specifically set forth in the applicable Sales Contracts, to be transferred to Buyer, as determined based on pro ration in accordance with the applicable method set forth in Section 2.09 of the Seller Disclosure Schedules;

(n)all other liabilities and obligations arising out of or relating to Buyer's ownership or operation of the Business and the Purchased Assets on or after the Effective Time, including all liabilities arising out of or in connection with product liability, claims for personal injuries, property damage or losses, in each case, that involve the use of any product sold or otherwise disposed of by Buyer or any of its Affiliates in connection with the Business or the Purchased Assets after the Effective Time, except to the extent such liabilities or obligations are the express responsibility of Seller pursuant to this Agreement;

(o)all other liabilities specifically assumed by Buyer under the Transaction Documents;

(p)all liabilities and obligations of Seller set forth on Section 2.03(p) of the Seller Disclosure Schedules;

(q)all liabilities and obligations under the Consent Decree that the Buyer expressly assumes pursuant to Section 6.06(d); and

(r)any Taxes, fees, penalties or other liabilities attributable to pre-Closing periods arising out of the failure of any portion of the Transferred Agricultural Parcels to continue to meet the  requirements to remain in the CAUV Program following the Effective Time.

Section 2.04Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall not assume and shall not be responsible to pay, perform or discharge (i) any debts, liabilities or obligations of the Seller of any kind, character or description whatsoever (whether absolute or contingent, known or unknown, asserted or unasserted) other than the Assumed Liabilities or (ii) any of the following debts, liabilities or obligations of Seller, whether or not the same are disclosed to Buyer in or pursuant to this Agreement (any such debts, liabilities or obligations described in clause (i) or (ii) above being collectively referred to as the "Excluded Liabilities"):

(a)any liabilities or obligations arising out of or relating to Seller's ownership or operation of the Business and the Purchased Assets prior to the Effective Time;

(b)any debts, liabilities or obligations relating to, or occurring or existing in connection with, or arising out of, the Excluded Assets, whether before, on or after, the Effective Time;

(c)all indebtedness of the Seller, including all indebtedness for borrowed money, including principal and interest, whether incurred before, on or after the Effective Time;

(d)all liabilities of the Seller arising from or relating to any litigation that is currently pending or threatened against or affecting the Seller or its properties or assets or that arise from or relate to actions, events, occurrences or developments that first occurred on or prior to the Closing (whether or not covered by insurance), including all litigation that relates to the Business or Purchased Assets and is pending as of the Effective Time;

(e)except as otherwise provided in Section 2.03(i), any liabilities or obligations for (i) any Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities, (ii) any Taxes of the Seller, and (iii) one-half (50%) of any Transfer Taxes described in Section 6.11(a) (collectively, "Excluded Taxes"); for the avoidance of doubt, Excluded Taxes shall not include Taxes arising under Section 2.03(r);

(f)except as provided in Section 6.04, any liabilities or obligations of Seller relating to or arising out of (i) the employment, or termination of employment, of (x) any Employee prior to or at the Effective Time, and (y) any Employee that is not a Hired Employee prior to, at and after the Effective Time, (ii) workers' compensation claims of any Employee which relate to events occurring prior to or at the Effective Time, or (iii) any multiemployer plan (as defined in ERISA §3(37)) or any multiple employer welfare arrangement (as defined in ERISA §3(40)), including any of the items set forth on Section 4.14(f) of the Seller Disclosure Schedules;

(g)a portion of any liabilities or obligations in respect of rebates, discounts or allowances payable to any customer of the Seller arising under any Sales Contracts,

in accordance with the terms specifically set forth in the applicable Sales Contracts, to be transferred to Buyer, as determined based on pro ration in accordance with the applicable method set forth in Section 2.09 of the Seller Disclosure Schedules;

(h)any liabilities arising out of or in connection with (A) any product or service warranties or guarantees given by any Seller in connection with or (B) Claims for personal injuries, property damage or losses that involve, any product sold, delivered or otherwise disposed of, or any service performed or delivered, by the Seller prior to the Effective time;

(i)any debts, liabilities or obligations of the Seller arising out of or relating to the use or exploitation of rights and interests in any Intellectual Property;

(j)any liabilities or obligations of the Seller arising from any breach or violation by the Seller of the terms and provisions of any Contract, Permit or lease;

(k)any Claims or other rights pursuant to any agreement or Contract between Seller, or any of its Affiliates, on the one hand, and any of their respective Affiliates, on the other hand;

(l)any liabilities or obligations arising from or relating to a breach or violation by the Seller of any Law or Governmental Order applicable to Seller or its businesses;

(m)all environmental liabilities and obligations with respect to the Business to the extent arising from acts or omissions prior to the Effective Time either under any Environmental Law or under any contract or other arrangement (including those arising as a result of the transportation or disposal or both, prior to the Effective Time, of hazardous materials regulated by Environmental Law for disposal or treatment);

(n)any brokers' or finders' fees or similar fees or expenses incurred by the Seller relating to this Agreement or the Transaction Documents or any of the transactions contemplated hereby or thereby;

(o)any debts, liabilities or obligations of Seller arising under or incurred in connection with the negotiation, preparation, investigation, execution, delivery and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including fees and expenses of counsel, accountants, consultants, advisers and others;

(p)all other liabilities specifically assumed by Seller under the Transaction Documents;

(q)any liabilities or obligations set forth on Section 2.04(q) of the Seller Disclosure Schedules; and

(r)any debt, liability or obligation of any Affiliates of the Seller (whether or not similar to any of the categories of debts, liabilities or obligations of the Seller described above).

Section 2.05Purchase Price.

(a)The aggregate purchase price for the Purchased Assets, subject to adjustment provided for in Section 2.05(b), shall be $400,000,000.00 (as adjusted pursuant to Section 2.05(b) and Section 2.06, the "Purchase Price"), plus the assumption of all of the Assumed Liabilities. The Purchase Price shall be paid by wire transfer of immediately available funds at Closing to an account designated in writing by Seller to Buyer no later than two Business Days prior to the Closing Date.

(b)Not less than three (3) Business Days prior to the Closing Date, Seller shall deliver to Buyer a statement setting forth its good faith estimate of the book value of the Adjustable Inventory (the "Estimated Adjustable Inventory Value"), together with a report setting forth detailed supporting calculations, in accordance with the inventory valuation principles and methodologies set forth in Exhibit D.  The Purchase Price payable at Closing shall be (i) to the extent that the Estimated Adjustable Inventory Value is less than $6,000,000, decreased, on a dollar-for-dollar basis, by the amount of such shortfall, or (ii) to the extent that the Estimated Adjustable Inventory Value is greater than $7,000,000, increased, on a dollar-for-dollar basis, by the amount of such excess.

Section 2.06Post-Closing Adjustment – Inventory.

(a)Within 60 days after the Closing Date, Buyer will (i) determine (A) the book value of Adjustable Inventory as of the Effective Time (the "Adjustable Inventory Value") and (B) the amount by which that determination of the Adjustable Inventory Value is more or less than the Estimated Adjustable Inventory Value (the difference being the "Adjustable Inventory Value Adjustment") and (ii) deliver to Seller a report setting forth in detail the Adjustable Inventory Value Adjustment and detailed supporting calculations in accordance with the inventory valuation principles and methodologies set forth in Exhibit D (the "Adjustable Inventory Value Report").  The post-Closing determination of Adjustable Inventory Value will be based on the actual Adjustable Inventory as of the Effective Time, determined based upon the Estimated Adjustable Inventory Value as adjusted for purchases, production and sales from the time the Estimated Adjustable Inventory Value was calculated until the Effective Time and will conform in all respects to the inventory valuation principles and methodologies set forth in Exhibit D.  If the Adjustable Inventory Value Adjustment is a positive amount, such amount will be paid by Buyer to Seller, and if the Adjustable Inventory Value Adjustment is a negative amount, such amount will be paid by the Seller to Buyer, each as provided in Section 2.06(d) below.

(b)From and after the date upon which Seller delivers its report and calculations pursuant to Section 2.05(b), each party, at the other party's request, will make available to the other party and its agents and Representatives the books, records and worksheets supporting, and the personnel who prepared, any calculation or report provided for in Section 2.05 or Section 2.06.  Each party will also discuss with the other party during the time period for preparing such report, as requested by the other party, the status of any such calculation or report, including particular adjustments that it has identified.  Seller's designated representative for purposes of this Section 2.06 is John Heffernan who is currently Vice President - Business Development, and Buyer's designated representative for purposes of this Section 2.06 is Craig

Kesler who is currently Executive Vice President - Finance and Administration and Chief Financial Officer.  The contact information for such persons is:

John Heffernan

929 Gessner, Suite 1900

Houston, TX  77024

Tel:  (713) 722-6078

johnv.heffernan@cemex.com

Craig Kesler

3811 Turtle Creek Blvd.

Dallas, TX  75219-4487

Tel:  (214) 432-2013

ckesler@eaglematerials.com

The communications between such persons in connection with this Section 2.06 may be given by email, fax, registered mail, overnight courier or any other comparable means, but any such communication will be deemed received only upon actual receipt.  Notice of any dispute that they cannot resolve and changes in such contact person and contact information will only be made pursuant to Section 10.02.

(c)If Seller does not (i) give written notice to Buyer of an objection to the Adjustable Inventory Value Report, together with a reasonably detailed description of any changes that Seller proposes to be made to the calculation of Adjustable Inventory Value and detailed supporting calculations, within 30 days after Seller's receipt of such report, or (ii) notify Buyer at any time within such 30-day period that Seller accepts the Adjustable Inventory Value Report, the Adjustable Inventory Value Report will become binding in its entirety at the end of such 30-day period.  If Seller has notified Buyer that Seller accepts the Adjustable Inventory Value Report within such 30-day period, the Adjustable Inventory Value Report will become binding in its entirety as of the date of such notification.  If Seller objects to any part of the Adjustable Inventory Value Report within such 30-day period, and the Seller and Buyer are unable to agree as to all disputed parts within 30 days after Seller's objection is received by Buyer, then (x) the agreed-upon parts (if any) of the Adjustable Inventory Value Report will become binding on the parties at the end of the 30-day period after Seller's objection is received by Buyer and paid in accordance with Section 2.06(d) and (y) the disputed parts will be resolved pursuant to the binding dispute resolution process as provided in Section 2.06(e).

(d)If the Adjustable Inventory Value Report delivered to Seller has become binding in whole and indicates that Buyer is to make a payment to Seller, then such payment will be made within seven (7) days after the Adjustable Inventory Value Report becomes binding as provided in Section 2.06(c).  If the Adjustable Inventory Value Report as delivered to Seller has become binding in whole and indicates that Seller is to make a payment to Buyer, then such payment will be made within seven (7) days after the Adjustable Inventory Value Report becomes binding as provided in Section 2.06(c).  If the Adjustable Inventory Value Report is disputed, in whole or in part, by Seller in accordance with Section 2.06(c), then (i) payment of amounts related to the undisputed parts that have become binding will be made in accordance with the foregoing and (ii) payment of amounts related to each disputed part will be made only when the final Adjustable Inventory Value Adjustment is determined in accordance with Section 2.06(e).  For the avoidance of doubt, any disputes with respect to the Adjustable Inventory Value Report will defer the payment only of amounts related to the disputed parts.  All payments pursuant to this Section 2.06(d) will be by wire transfer in accordance with the recipient's instructions.

(e)Any disputes regarding the Adjustable Inventory Value Report will be submitted to and settled by the binding dispute resolution process set forth in this Section 2.06(e).  The dispute will be (a) submitted for resolution to a partner in the firm of PricewaterhouseCoopers LLP, who has at least 10 years' experience in resolving disputes and who is designated in writing by another partner of the firm (the designated partner, the "Accountant"), (b) conducted in accordance with the following provisions of this Section 2.06(e), and (c) initiated by either Seller or Buyer sending a notice to the other electing to resolve the dispute in accordance with this Section 2.06(e).  The Accountant will undertake to complete the dispute resolution and issue his written report within 60 days after he receives the notice referred to above (the "Dispute Resolution Period").  Each of Seller and Buyer will promptly submit to the Accountant all materials requested by the Accountant, promptly respond to questions asked by the Accountant, so that the Accountant can issue his report on or before the end of the Dispute Resolution Period.  The Accountant may, if he or she elects, hold a one-day hearing at the Accountant's offices.  The Accountant (who will act as an expert and not as an arbitrator) will undertake in good faith to issue a written report (which will briefly summarize the reasons for the determination) by the end of the Dispute Resolution Period.  The Accountant's report will set forth a determination only with respect to the disputed amounts (and for avoidance of doubt, will not include any other finding or award), and will be based solely on the information made available to the Accountant (to the extent the Accountant considers appropriate) and the terms of this Agreement (and, for the avoidance of doubt, the Accountant will not vary the terms of this Agreement, but rather will strictly apply them to the dispute and without limiting or being limited by the foregoing, will not employ any means of calculating the components of Adjustable Inventory Value which are different from the principles and methodologies set forth in Exhibit D, to the extent that such means are inconsistent with or not provided for in Exhibit D).  The decision for each disputed amount must be within the range of values assigned to each such item in the calculation of the Adjustable Inventory Value Adjustment and value attributable thereto by Seller in its objection to the Adjustable Inventory Value Adjustment.  The decision of the Accountant will be final and binding on the parties and may be entered in any court having jurisdiction, with payment being due from Seller or Buyer, as applicable, to the other party within 10 days after the issuance of the decision.  The Accountant will not award costs or expenses (including attorneys' fees), or damages, interest or penalties to any party.  Each of the Buyer and the Seller will pay 50% of the Accountant's fees and expenses, but otherwise each party will pay its own costs and expenses of the dispute resolution process of this Section 2.06(e).

Section 2.07Allocation of the Purchase Price. Within ninety days (90) after the Closing Date, Buyer shall deliver to Seller a schedule allocating the Purchase Price (including any Assumed Liabilities treated as consideration for the Purchased Assets for Tax purposes) (the "Allocation Schedule"). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code. The Allocation Schedule shall be deemed final, and shall be conclusive and binding on all parties, unless Seller delivers to Buyer a written notice identifying each item reflected in the Allocation Schedule to which Seller takes exception within 30 days after delivery of the Allocation Schedule to Seller (such items "Allocation Objections") (it being understood that any amounts not disputed by Seller shall be final and binding). Upon delivery of the Allocation Objections, if any, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within 60 days after the delivery of the Allocation Schedule, then Seller and Buyer shall each be entitled to adopt their own positions regarding the allocation of the Purchase Price among the Purchased Assets for applicable tax purposes. If the parties agree on the Allocation Schedule (or such schedule is deemed accepted), Seller and Buyer agree to file their respective IRS Forms 8594 and all federal, state and local Tax Returns in accordance with the Allocation Schedule.

Section 2.08Non-assignable Rights.

(a)Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.08, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer of any Assigned Contract or Business Permit (i) would result in a violation of applicable Law or (ii) would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including any Governmental Authority), and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, of such Assigned Contract or Business Permit (each, a "Non-assignable Right"); provided, however, that, subject to the satisfaction or waiver of the conditions contained in Article VII, the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof.  Following the Closing, Seller and Buyer shall use commercially reasonable efforts, and cooperate with each other, to obtain, any such required consent, authorization, approval or waiver or (if required in order to carry out the provisions of this Section 2.08) any release, substitution or amendment required to novate any Non-assignable Rights so that they can effectively be transferred to Buyer as promptly as reasonably practicable after the Closing upon the terms set forth in this Agreement (without regard to the provisions of this Section 2.08); provided, however, that neither Seller nor Buyer shall be required to pay any consideration therefor.  Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, Seller shall sell, assign, transfer, convey and deliver to Buyer the relevant Non-assignable Right to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration. Applicable Transfer Taxes in connection with such sale, assignment, transfer, conveyance or license shall be borne by the parties in accordance with Section 6.11(a).

(b)To the extent that any Non-Assignable Right cannot be transferred to Buyer following the Closing pursuant to this Section 2.08, Buyer and Seller shall use reasonable best efforts to implement such arrangements (such as subleasing, sublicensing or subcontracting) as shall be determined by the parties in order to provide to them the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Non-assignable Right to Buyer as of the Closing and the performance by Buyer of the Assumed Liabilities with respect thereto.  Under any such arrangements, unless otherwise agreed by the parties, Seller shall continue to hold legal title to such Non-assignable Right for the exclusive benefit of Buyer and Buyer shall, as agent or subcontractor for Seller, pay, perform and discharge fully the Assumed Liabilities thereunder from and after the Closing Date.  In addition, to the extent permitted under applicable Law, Seller shall, at Buyer’s expense, hold in trust for and pay to Buyer promptly upon receipt thereof, such Non-Assignable Right and all income, proceeds and other monies received by Seller to the extent related to such Non-Assignable Right in connection with the arrangements under this Section 2.08. Notwithstanding anything herein to the contrary, the provisions of this Section 2.08 shall not apply to any consent or approval required under any antitrust, competition or trade regulation Law, which consent or approval shall be governed by Section 6.06.

Section 2.09Pro Ration.  As soon as reasonably practicable following the Closing Date (and, to the extent necessary, from time to time thereafter), Buyer shall deliver to Seller a statement setting forth all (i) gas, heat, water, sewage, electricity, trash removal, telephone, internet and other utilities, (ii) rebates, discounts or allowances payable to any customer or arising under any Sales Contracts transferred to Buyer and (iii) any ad valorem and property Taxes, in each case relating to the Business with respect to periods (or portions thereof) prior to the Closing which were not settled at Closing and are to be paid by Seller or Buyer (as the case may be) to the other party pursuant to this Section 2.09, together with reasonable supporting documentation.  The amounts referred to in clauses (i) through (iii) above shall be apportioned between the Buyer and the Seller on a pro rata basis based on the Closing Date and the number of days in the relevant determination period.  Each statement to be delivered by Buyer pursuant to this Section 2.09 shall also set forth a calculation of the net amount payable by the Seller to the Buyer, or by the Buyer to the Seller, in order to give effect to such apportionment for all amounts covered by such statement.  The net amount payable by the Buyer or the Seller, as applicable, shall be paid by the Buyer or the Seller (as applicable) to the other party within thirty days after the delivery of the statement referred to above.

Article III
CLOSING

Section 3.01Closing.  Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, NY 10036 on (a) the second Business Day following the satisfaction or waiver of the conditions to Closing set forth in Article VII (other than those conditions that by their nature can only be satisfied at the time of Closing, but subject to the satisfaction of such conditions), which date shall not be earlier than fifteen (15) days after the delivery of all Identified Parcel Commitments and Non-Identified Parcel Commitments by Seller to Buyer in accordance with Section 6.18, or (b) at such other place, time or date as Seller and Buyer may agree in writing (the "Closing Date").  The closing of the transactions contemplated by this Agreement (the "Closing") shall be effective as of the Effective Time.

Section 3.02Closing Deliverables.

(a)At the Closing, Seller shall deliver to Buyer the following:

(i)a counterpart to the assignment and assumption agreement and bill of sale in the form set forth in Exhibit A hereto (the "Assignment and Assumption Agreement and Bill of Sale"), duly executed by Seller;

(ii)with respect to each parcel of Owned Real Property, a limited warranty deed in the form of Exhibit B, as applicable for each such parcel of Owned Real Property, as set forth in Exhibit B hereto (each, a "Deed"), each duly executed and notarized by Seller;

(iii)with respect to each Real Property Lease, a counterpart of the Assignment and Assumption of Lease substantially in the form set forth in Exhibit C (each, an "Assignment and Assumption of Lease"), duly executed by Seller and, if necessary, Seller's signature shall be witnessed and/or notarized;

(iv)a counterpart to the transition services agreement, in the form set forth in Exhibit E hereto (the "Transition Services Agreement"), duly executed by Seller;

(v)copies of all consents, authorizations, approvals or waivers obtained by Seller from any third parties in connection with the transactions contemplated by this Agreements;

(vi)releases of Encumbrances evidencing the discharge and removal of all Encumbrances on or affecting the Purchased Assets, other than Permitted Encumbrances;

(vii)the Seller Closing Certificate;

(viii)a certificate of non-foreign status of Seller, in substantially the form attached hereto as Exhibit F, which meets the requirements of Treasury Regulations Section 1.1445-2(b);

(ix)a receipt for the Purchase Price (in the amount paid at Closing), duly executed by the Seller;

(x)Identified Parcel title policies for each Identified Parcel (which may be in the form of a binding obligation from Title Agent to issue such policy in the form of a mark-up of the Identified Parcel Title Commitment) in accordance with the Identified Parcel Title Commitment insuring Buyer’s fee simple title to the Identified Parcels as of the Closing

Date including the mineral estate and subject only to Permitted Encumbrances and items deemed accepted by Buyer, in such amounts as Seller and Buyer reasonably determine to be the value of the real property insured thereunder (“Identified Parcel Title Policy”);

(xi)Non-Identified Parcel Title Commitments to receive title policies after Closing insuring Buyer’s fee simple title to the Non-Identified Parcels;

(xii)ALTA/NSPS Land Title Surveys for the Identified Parcels;

(xiii)Metes and Bounds Surveys for the Non-Identified Parcels;

(xiv)a list of all Employees who are terminated involuntarily by Seller for any reason during the 90 days prior to the Closing Date, including each such employee’s last known address; and

(xv)such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b)At the Closing, Buyer shall deliver to Seller the following:

(i)the Purchase Price (as adjusted pursuant to Section 2.05(b), but without giving effect to any post-closing adjustment to be made pursuant to Section 2.06) by wire transfer of immediately available funds;

(ii)a counterpart to the Assignment and Assumption Agreement and Bill of Sale, duly executed by Buyer;

(iii)with respect to each Real Property Lease, a counterpart of the Assignment and Assumption of Lease, duly executed by Buyer and, if necessary, Buyer's signature shall be witnessed and/or notarized;

(iv)a counterpart to the Transition Services Agreement, duly executed by Buyer;

(v)the Buyer Closing Certificate; and

(vi)such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Seller as may be required to give effect to this Agreement.

Article IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date hereof as follows:

Section 4.01Organization and Qualification of Seller.  Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware and has all necessary entity power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Section 4.01 of the Seller Disclosure Schedules sets forth each jurisdiction in which Seller is licensed or qualified to do business in connection with the Business, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

Section 4.02Authority of Seller.  Seller has all necessary entity power and authority to enter into this Agreement and the other Transaction Documents to which Seller is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is or will be a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite entity action on the part of Seller and, if required, its equity owners. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.03No Conflicts; Consents.  The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of formation or operating agreement of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or result in the acceleration of or loss of rights under or create in any party the right to accelerate, terminate, modify or cancel any Contract or Business Permit to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance on the Purchased Assets other than a Permitted Encumbrance; except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing or registration with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act and as set forth in Section 4.03 of the Seller Disclosure Schedules and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.04Financial Statements. Attached as Section 4.04 of the Seller Disclosure Schedules are true and correct copies of (i) funds employed statements of the Business as of December 31, 2014 and December 31, 2015, and for the six month period ended June 30, 2016, and (ii) unaudited summary statements of EBITDA for the operations of the Business for the years ended December 31, 2014 and December 31, 2015, and for the six month period ended June 30, 2016 (the foregoing are collectively the "Business Financial Statements").  The Business Financial Statements were prepared from Seller's books and records for the Business on a pro-forma basis in accordance with the principles set forth in Section 4.04 of the Seller Disclosure Schedules and may not necessarily reflect what the results of operations and financial position of the Business taken as a whole would have been had the Business been operated on a stand-alone basis during the periods presented, but subject to the foregoing and except as set forth in Section 4.04 of the Seller Disclosure Schedules, the Business Financial Statements present fairly on a summary basis in all material respects and in accordance with the International Financial Reporting Standards as stated in Section 4.04 of the Seller Disclosure Schedules as to each of the Business Financial Statements, the financial position of the operations of the Business taken as a whole and the results of the operations of the Business taken as a whole as of the dates and for the periods (as applicable) specified therein.

Section 4.05Absence of Certain Changes, Events and Conditions.  Except as expressly contemplated by this Agreement or as set forth on Section 4.05 of the Seller Disclosure Schedules, from June 30, 2016 to the date hereof, Seller has operated the Business in the ordinary course of business in all material respects and there has not been (a) any sale, assignment, transfer or other disposition of any property or asset relating to the Business having a value in excess of $100,000 or any relocation of any such property or asset from the Seller Facilities to any other location, other than (i) any Excluded Assets or (ii) any Inventory sold to third parties in the ordinary course of business; (b) any Encumbrance (other than any Permitted Encumbrance) created on or arising with respect to any material property or asset relating to the Business, other than any Excluded Assets; (c) any substantial damage, destruction or loss or casualty loss (whether or not insured against) affecting any property or asset relating to the Business having a value in excess of $100,000, other than the Excluded Assets; (d) any cancellation by the Seller of any material debt or waiver of any material Claim or right of value relating solely to the Purchased Assets; (e) any failure to pay the debts, Taxes and other obligations of the Business when due; (f) any transfer or relocation of any employees whose services were performed primarily or exclusively in connection with the Business to other facilities or sites operated by Seller or its Affiliates; or (g) any increase in the compensation paid or payable, whether pursuant to a Benefit Plan or otherwise, to any of the Business Employees, or any increase in any payment or commitment, whether pursuant to a Benefit Plan or otherwise, for the payment of any bonus, additional compensation, service award, welfare, pension, retirement, termination or severance benefit to any Business Employee.

Section 4.06Material Contracts.

(a)Section 4.06(a) of the Seller Disclosure Schedules lists the Contracts, as of the date of this Agreement, that are to be transferred to Buyer pursuant to Section 2.01 (together with the leases listed in Section 4.09(b) of the Seller Disclosure Schedules and the Intellectual Property Agreements listed in Section 4.10(a)(ii) of the Seller Disclosure Schedules, collectively, the "Material Contracts").

(b)Seller has made available to Buyer a true, correct and complete copy of each of the Material Contracts (including all amendments and modifications thereto). Each of the Material Contracts (i) has been duly and validly executed by Seller and, to Seller's Knowledge, each of the other parties thereto, (ii) is in full force and effect and (iii) constitutes a valid, legal and binding obligation of Seller and, to Seller's Knowledge, each of the other parties thereto, enforceable against each of them in accordance with its terms. Seller has not waived, released or relinquished any material rights or remedies arising under any of the Material Contracts.

(c)Seller is not, and, to Seller's Knowledge, no other party to any Material Contract is, in material breach of, or default under, any Material Contract, no written notice of default, defense, offset, counterclaim, termination, cancellation or acceleration has been received by Seller with respect thereto.  As of the date hereof, to Seller's Knowledge, there is no written threat to cancel any such Material Contract.  As of the date hereof, no party has repudiated any Material Contract, and there are no disputes with respect to any Material Contract nor any agreements or understandings (whether written or oral) that modify or affect the terms thereof or the course of performance thereunder that have not been made available to Buyer as contemplated in paragraph (b) above.

Section 4.07Title to Tangible Personal Property.   Seller has good and valid title to, or a valid and subsisting leasehold interest in, the Purchased Assets, free and clear of Encumbrances except for Permitted Encumbrances.  All leases of properties or assets included in the Purchased Assets are valid, subsisting and effective in accordance with their respective terms, and Seller enjoys peaceful possession of all such properties and assets.  Upon the sale, conveyance, transfer, assignment and delivery of the Purchased Assets in accordance with this Agreement, the Buyer will acquire good and valid title thereto or valid and subsisting leasehold interests therein, free and clear of all Encumbrances, other than Permitted Encumbrances.

Section 4.08Sufficiency and Condition of Assets.  (a) Assuming Buyer has obtained all Permits and approvals (other than the Business Permits), and has replaced or provided substitutes for any Excluded Assets, necessary for the operation of the Business, the Purchased Assets constitute all of the material rights, property and assets (including real property and real property rights) used by Seller to conduct the Business as currently conducted, and the Purchased Assets (together with the rights to be granted to Buyer under the Transition Services Agreement and any other Transaction Document) constitute all of the material rights, property and assets necessary for the operation of the Business as currently conducted.

(b)All Purchased Assets set forth on Section 4.08(b) of the Seller Disclosure Schedules (i) are in good operating condition and repair (ordinary wear and tear excepted) and (ii) to Seller’s Knowledge, do not have any defects that would reasonably be expected to interfere in any material respect with their use in connection with the Business.

Section 4.09Real Property.

(a)Section 4.09(a) of the Seller Disclosure Schedules sets forth all real property owned by Seller and used primarily or exclusively in connection with the Business, excluding the Fairborn CKD Landfill #6 (collectively, the "Owned Real Property").  Seller has good and valid fee simple title to the Owned Real Property, free and clear of all Encumbrances, except Permitted Encumbrances.  Seller has not leased or otherwise granted to any Person the right to use or occupy the Owned Real Property (each a "Seller Lease") or any portion thereof, except as set forth in the Seller Disclosure Schedules.  With respect to the Owned Real Property:

(i)To Seller’s Knowledge, each lot, parcel and tract of land comprising the Non-Identified Parcels includes the surface estate and the mineral estate.  Other than Permitted Encumbrances, Seller has not conveyed, assigned or encumbered its interest in the Non-Identified Parcels or any portion thereof including, to Seller’s Knowledge, the mineral estate.  Each lot, parcel and tract of land comprising the Identified Parcels includes the surface estate and the mineral estate.  Other than Permitted Encumbrances, Seller has not conveyed, assigned or encumbered its interest in the Identified Parcels or any portion thereof including the mineral estate.

(ii)There is, to Seller's Knowledge, no proposed public improvement that may involve the creation or imposition of any Encumbrance on any lot, parcel or tract of land constituting the Owned Real Property.

(iii)To Seller’s Knowledge, no Owned Real Property is located within, or subject to, a road utility district, municipal utility district, or other similar quasi-governmental district which imposes taxes or assessments, nor is any Owned Real Property a part of any other private association which imposes dues, assessments, or allocates operating or other costs to such Owned Real Property.

(iv)To Seller’s Knowledge, other than the Permitted Encumbrances and the Annexation Agreement, no commitments have been made to any Governmental Authority or to any other organization, group or individual that would impose an obligation upon any owner of a lot, parcel or tract of land constituting the Owned Real Property to make any contribution or dedication of money or land (including but not limited to any rights of access or reciprocal easement agreements) or to construct, install or maintain any improvements upon or in the vicinity of such lot, parcel or tract of land.

(v)Except as set forth on Section 4.09(a)(v) of the Seller Disclosure Schedules, to Seller’s Knowledge, no written jurisdictional determination has been made by the U.S. Army Corps of Engineers that any of the Owned Real Property are “wetlands” subject to the Clean Water Act of 1977 33 U.S.C. Section 1344 et seq.

(vi)There are no contracts of sale or outstanding options, rights of first refusal or similar rights granted to any third party to purchase any lot, parcel or tract included in the Owned Real Property, or any portion thereof or interest therein.

(vii)All real estate taxes, assessments, water and sewer charges and other municipal charges with respect to the Owned Real Property, to the extent due and owing, have been paid in full.

(viii)To Seller's Knowledge, there are no defaults (or any events or circumstances which, with the delivery of notice or the passage of time, could constitute a default) under any of the Seller Leases on the part of Seller or the tenants under such leases.

(b)Section 4.09(b) of the Seller Disclosure Schedules sets forth a list, as of the date of this Agreement, of all leases for each Leased Real Property used primarily or exclusively in connection with the Business (collectively, the "Real Property Leases").  With respect to the Real Property Leases:

(i)Section 4.09(b) of the Seller Disclosure Schedules lists each Real Property Lease, the name and address of the landlord of such Real Property Leases, the street address of each Real Property Lease, the rental amount currently being paid, the security deposit paid to such landlord and the expiration of the term of such lease.

(ii)Each Real Property Lease is valid and binding on the Seller and in full force and effect and is valid and binding on the other parties thereto.

(iii)To Seller’s Knowledge, Seller has performed all obligations required to be performed by it to date under each Real

Property Lease and has not received any notice of violation or default thereunder.

(iv)Seller has not entered into any subleases, licenses, concessions, or other agreements, written or oral, granting to any Person the right of use or occupancy (or granted any security interest in) of any portion of the Leased Real Property.

(c)Except as set forth on Section 4.09(c) of the Seller Disclosure Schedules, since January 1, 2013, there are no pending or, to the Seller's Knowledge, threatened (i) eminent domain, condemnation or federal forfeiture proceedings affecting the Real Property, (ii) zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to adversely affect the Real Property or the use thereof in the Business or (iii) other Actions against or involving the Real Property.  There is no contemplated sale or other disposition of the Real Property in lieu of any remedy in proceedings of the type described in clause (i) above.

(d)Except as set forth on Section 4.09(d) of the Seller Disclosure Schedules, there are no arrangements for any production royalties to be paid in connection with any mineral production affecting any Real Property.

(e)Except as set forth on Section 4.09(e) of the Seller Disclosure Schedules, (i) since January 1, 2013, Seller has not received written notice from any Governmental Authority concerning a violation of any Law (or restrictive covenant applicable to the Real Property) related to the Real Property or any building or improvement located thereon which has not been fully remedied and (ii) to Seller’s Knowledge, the Real Property, and its continued use, occupancy and operation as currently used, occupied and operated, does not constitute a nonconforming use under any applicable Law relating to building, zoning, subdivision and other land use and does not otherwise violate any restrictive covenant applicable to the Real Property.

(f)To Seller’s Knowledge, the Real Property has either direct contiguous access or access via a valid easement appurtenant that is of record in the applicable county real estate records to public roads for ingress to and egress from the Real Property.

Section 4.10Intellectual Property.

(a)Section 4.10(a) of the Seller Disclosure Schedules lists (i) all Intellectual Property Registrations, (ii) all Intellectual Property Agreements, and (iii) all software (whether owned by the Seller or licensed from a third party), in each case, that is currently used by the Seller in the operation of the Business. Except as would not be materially adverse to the Business or the Purchased Assets, Seller owns or has the right to use all Intellectual Property Assets and the Intellectual Property licensed to Seller under the Intellectual Property Agreements.

(b)Except as would not be materially adverse to the Business or the Purchased Assets: (i) the conduct of the Business as currently conducted does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any Person; (ii) there is no

Claim pending or threatened in writing against Seller which draws into question any right of Seller to use or exploit the Intellectual Property Assets or conduct the Business without infringing upon or otherwise violating Intellectual Property rights of any other Person, and, to Seller’s Knowledge, there is no basis for such a Claim; and (iii) no Person is infringing, misappropriating or otherwise violating any Intellectual Property Assets. Notwithstanding anything to the contrary in this Agreement, this Section 4.10 constitutes the sole representation and warranty of Seller under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation by Seller of any Intellectual Property of any other Person.

(c)In each case, except as would not be materially adverse to the Business or the Purchased Assets: (i) all Intellectual Property Assets that are owned by Seller are owned free and clear of any security interests or Encumbrances (other than Permitted Encumbrances) or ownership interests of any third Person (including any employee); and (ii) Seller is the exclusive owner having the exclusive right to use all of the Intellectual Property Assets owned by Seller.

Section 4.11Legal Proceedings; Governmental Orders.

(a)Except as set forth in Section 4.11 of the Seller Disclosure Schedules, as of the date hereof, there are no Actions pending or, to Seller's Knowledge, threatened against or by Seller (i) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (ii) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.  As of the date hereof, except for ordinary course credit matters, there are no Actions pending in which Seller is the claimant or plaintiff relating to or affecting the Business, the Purchased Assets or to the transactions contemplated hereby or by the Transaction Documents.

(b)Except as set forth in Section 4.11 of the Seller Disclosure Schedules, to Seller’s Knowledge, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Business or the Purchased Assets which would have a Material Adverse Effect.

Section 4.12Compliance with Laws; Permits.

(a)To Seller’s Knowledge, since January 1, 2013, the Seller has conducted the Business and operated, occupied and used the Purchased Assets in compliance in all material respects with all Laws applicable to it and to the Purchased Assets.  Since January 1, 2013, to the date hereof, except as set forth in Section 4.12 of the Seller Disclosure Schedules, no Claim or assertion has been made by any Governmental Authority to the effect that the operations of the Business or the ownership, occupancy, operation or use of any Purchased Asset fails to comply with any applicable Law.  To Seller's Knowledge, as of the date hereof, no investigation by any Governmental Authority with respect to a violation of any Law relating to the operation of the Business or the ownership, occupancy, operation or use of any of the Purchased Assets (other than Environmental Permits) is pending or has been asserted or threatened.

(b)Except as set forth in Section 4.12 of the Seller Disclosure Schedules, the Seller has properly obtained and continues to hold all Permits necessary for the ownership or operation of the Business, as currently operated by Seller, in accordance with applicable Law.  All such Permits are identified in Section 4.12 of the Seller Disclosure Schedules.  To Seller’s Knowledge, the Seller is in compliance with each of such Permits, and each such Permit is valid and in full force and effect, and Seller has not received any notice to the contrary.  No Action is pending or, to Seller’s Knowledge, threatened which could result in the revocation or termination of any such Permits.  Notwithstanding anything to the contrary in this Agreement, other than with respect to Real Property (which is the subject of Section 4.09), Intellectual Property (which is the subject of Section 4.10) and Environmental Laws (which are the subject of Section 4.13), this Section 4.12 constitutes the sole representation and warranty of Seller with respect to compliance with Laws and Permits relating to the operation of the Business.

Section 4.13Environmental Matters.

(a)The operations of Seller with respect to the Business and the Purchased Assets are, and at all times since January 1, 2013 have been, in compliance in all material respects with all Environmental Laws and the terms and conditions of all applicable Environmental Permits with respect to the Business and the Purchased Assets and, except as set forth on Section 4.13(a) of the Seller Disclosure Schedules, Seller has not received from any Person, with respect to the Business or the Purchased Assets, any Environmental Notice or Environmental Claim which, in each case, either remains pending or unresolved, or is the source of ongoing or future obligations or requirements as of the Closing Date.

(b)Section 4.13(b) of the Seller Disclosure Schedules sets forth a list of all material Environmental Permits currently held by Seller in connection with the ownership and operation of the Business.

(c)None of the Real Property is listed on, or, to Seller's Knowledge, has been proposed for listing on, the National Priorities List under CERCLA, or any similar state list.

(d)Except as set forth in Section 4.13(d) of the Seller Disclosure Schedules, to Seller's Knowledge, since January 1, 2013, there has been no Release of Hazardous Materials in violation of Environmental Law with respect to the Business or the Purchased Assets or which, if known to the applicable Governmental Authority, would reasonably be expected to result in an Environmental Claim against, a violation of Environmental Law or term of any Environmental Permit by, or liability under Environmental Law of, Seller.

(e)Except as set forth in Section 4.13(e) of the Seller Disclosure Schedules, the Seller has not entered into or agreed to any Governmental Order and is not subject to any injunction or judgment, or to Seller's Knowledge, investigation, relating to compliance with any Environmental Laws or to investigation or cleanup of Hazardous Materials under any Environmental Law, in each case relating to the Business or the Purchased Assets.

(f) To Seller's Knowledge, since January 1, 2013, no reports or studies have been prepared or conducted by Seller with respect to the presence of asbestos located in or forming any part of the Purchased Assets.  Other than transformers which have been retrofitted prior to the date hereof, to the Seller’s Knowledge, there are no polychlorinated biphenyls (PCBs) or PCB containing items located in or forming any part of the Purchased Assets. Except as set forth in Section 4.13(f) of the Seller Disclosure Schedules, to Seller’s Knowledge, there are no underground storage tanks located at the Real Property.

(g)Seller has provided or made available to Buyer in an electronic data room all phase I and phase II environmental assessments relating to the Purchased Assets prepared by or on behalf of Seller since January 1, 2013.

(h)The representations and warranties set forth in this Section 4.13 are Seller's sole and exclusive representations and warranties regarding environmental matters.

Section 4.14Employee Matters.

(a)Certain Employee Information. Section 4.14(a) of the Seller Disclosure Schedules lists as to each current Employee of Seller whose job duties are primarily related to the Business and to whom Buyer is obligated to make an offer of employment pursuant to Section 6.04(b) ("Must-Offer Employees") as of the date of this Agreement:  name and current job title.

(b)Additional Employee Information.  The May-Offer Employee Side Letter lists each current Employee of Seller to whom Buyer may make an Employment Offer pursuant to Section 6.04(b) ("May-Offer Employees").

(c)Employee Plans. Section 4.14(c) of the Seller Disclosure Schedules lists each material Employee Plan maintained or contributed to by the Seller with respect to the Business Employees, or otherwise participated in by the Business Employees.  Seller has provided Buyer copies of documents or summaries setting forth the terms of each Employee Plan.  "Employee Plan" means:

(i)each employee pension benefit plan (as such term is defined in Section 3(2) of ERISA), including any pension, profit-sharing, retirement, thrift, or stock purchase plan;

(ii)each employee welfare benefit plan (as such term is defined in ERISA §3(3)); and

(iii)each bonus, incentive compensation, stock purchase, stock option, severance or other employee benefit plan or agreement (including each employment, severance and retention agreement), sponsored, maintained, or contributed to with respect to any Business Employee by or on behalf of Seller or any ERISA Affiliate or with respect to which Seller or any ERISA Affiliate is a party or has any liability, but only to the extent that such plan covers or provides compensation or benefits with respect to any Business Employees.  "ERISA Affiliate" means each trade or business (whether or not incorporated) that together with Seller is treated as a single employer pursuant to Section 414(b), (c), (m) or (o) of the Code.

(d)Seller 401(k) Plan. Seller's defined contribution plan and related trust that is intended to be qualified under Sections 401(a), 401(k) and 501(a) of the Code (the "Seller 401(k) Plan") has received, from the Internal Revenue Service, a favorable determination letter (or in the case of a master or prototype plan, a favorable opinion letter or in the case of a volume submitter plan, a favorable advisory letter) as to its qualification under Section 401(a) of the Code, and (ii) to Seller's Knowledge, there has been no event or condition, whether by action or by failure to act, that could adversely affect the qualified status of the Seller 401(k) Plan.

(e)Cessation of Participation.  The Hired Employees will cease to participate in the Employee Plans effective as of the close of business on the Closing Date, and after the Closing Date neither Buyer nor any of its Affiliates has any liability or obligation with respect to any Employee Plan as a result of the transactions contemplated by this Agreement.

(f)Multiemployer Plan.  Except as set forth on Section 4.14(f) of the Seller Disclosure Schedules, Seller and Seller's ERISA Affiliates do not, with respect to any Business Employee, maintain, contribute to or otherwise participate in, or have any liability or obligation with respect to, any multiemployer plan (as defined in ERISA §3(37)) or any multiple employer welfare arrangement (as defined in ERISA §3(40)).

(g)Severance.  Section 4.14(g) of the Seller Disclosure Schedules sets for a complete and correct description of the terms of any plan, policy or arrangement under which any Business Employee is or would be entitled to the severance payments and severance benefits from Seller or its Affiliates in the event of a termination of his or her employment.

(h)Other Employment Related Matters.  Except for the Applicable CBA, Seller is not a party to or bound by, any collective bargaining or other agreement with a labor organization representing any of the Employees.  Solely with respect to the Business Employees, except as set forth on Section 4.14(h) of the Seller Disclosure Schedules, (i) there is no (and since December 31, 2013 has not been) labor strike, organizing effort or organized labor dispute pending or, to Seller's Knowledge, threatened against Seller at any of the Seller Facilities; (ii) to Seller's Knowledge, Seller is (and since December 31, 2013 has been) in compliance at each Seller Facility in all material respects with all applicable Laws that relate to employment, equal employment opportunity, wages, hours, leaves, workers' compensation, disability, immigration, collective bargaining, contractors and temporary employees, other employment terms and conditions and plant closings and layoffs, and (iii) there is not pending or, to Seller's Knowledge, threatened in writing any action or other formal claim or investigation against Seller for any actual or alleged violation of any Employee Plan or for violation of any right or obligation under any Employee Plan.

Section 4.15Taxes.

(a)Seller (i) has timely filed (taking into account any valid extensions) all income and other material Tax Returns required to be filed with respect to the Business and Purchased Assets, and all such Tax Returns are true, correct and complete in all material respects and (ii) has timely paid all income and other material Taxes with respect to the Business or the Purchased Assets (whether or not shown on such Tax Returns as owing), except for Taxes that are being contested by Seller in good faith by appropriate proceedings and for which adequate reserves have been made in accordance with IFRS.  Seller is not currently the beneficiary of any extension of time within which to file any income or other material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business.

(b)There is no claim, audit, or examination currently in progress, pending or threatened in writing by any taxing authority in connection with any Tax related to the Purchased Assets or the Business. No written claim has been made by a taxing authority in a jurisdiction where Seller does not file Tax Returns that Seller may be subject to taxation in that jurisdiction. None of the Purchased Assets is (i) "tax exempt use property" within the meaning of Section 168(h)(1) of the Code, (ii) "tax-exempt bond financed property" within the meaning of Section 168(g)(5) of the Code, (iii) "limited use property" within the meaning of Rev. Proc. 2001-28, (iv) subject to Section 168(g)(1)(A) of the Code or (v) subject to any provision of state, local or foreign Law comparable to any of the provisions listed herein;

(c)To Seller’s Knowledge, Seller has conducted all aspects of the Business in all material respects in accordance with the terms and conditions of all Tax abatements.  With respect to any Tax exemptions and Tax concessions that were provided by any relevant taxing authority with respect to the Business or the Purchased Assets, to Seller’s Knowledge, no default of such terms and conditions has been alleged by any taxing authority, and no default, recapture, or other payments are owing pursuant to such terms and conditions.

(d)Except for certain representations related to Taxes in Section 4.05, the representations and warranties set forth in this Section 4.15 are Seller's sole and exclusive representations and warranties regarding Tax matters.

Section 4.16Performance Bonds.  Section 4.16 of the Seller Disclosure Schedules sets forth each performance bond, surety agreement, letter of credit or similar instruments issued to provide a counterparty with assurances as to the other party's obligations (a "Performance Bond") to the extent that it is required to be maintained by the terms of an agreement to be disclosed pursuant to Section 4.06.

Section 4.17Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission payable by Buyer or its Affiliates or in respect of which they will have any liability or responsibility whatsoever in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 4.18Interests of Affiliates.  No Affiliate of Seller has any right, title or interest in any properties or assets of any kind or character (whether real, personal or mixed, tangible or intangible, contingent or otherwise) included in the Purchased Assets.

Section 4.19Reserves.  The Seller has made available to the Buyer true, correct and complete copies of each engineering or geological report, survey or other study prepared by, on behalf of, or at the direction of, the Seller (or any of its Affiliates) since January 1, 2013 analyzing or otherwise relating to the reserves of aggregates, limestone, shale, clay and other raw materials available at any of the Real Property.

Section 4.20Solvency.  Seller is solvent, is able to pay its debts as they become due, has capital sufficient to carry on its business as presently conducted and proposed to be conducted, and owns property and assets which have both a fair value and a fair saleable value in excess of the amount required to pay its debts as they become due.  The Seller will not be rendered insolvent by the transactions contemplated by this Agreement or any of the Transaction Documents, and following the consummation of such transactions, the Seller will be able to pay its debts as they become due, will have capital sufficient to carry on its business as then conducted and proposed to be conducted, and will own property and assets which have a fair value and a fair saleable value in excess of the amount required to pay its debts as they become due.

Section 4.21Customers and Suppliers.

(a)Section 4.21(a) of the Seller Disclosure Schedules lists (i) the ten (10) largest customers of the Business during the period commencing on July 1, 2015 and ending on June 30, 2016 based on and listing the gross sales of the Seller's products sold to such customer that were supplied or delivered by the Business (the "Key Customers").

(b)Section 4.21(b) of the Seller Disclosure Schedules lists the ten largest suppliers of the Business during the period commencing on July 1, 2015 and ending on June 30, 2016 based on and listing the dollar amounts paid by the Seller to such suppliers for products and services supplied to the Business (the "Key Suppliers").

(c)To Seller’s Knowledge, since January 1, 2016, to the date hereof, none of the Key Customers or Key Suppliers has notified the Seller in writing that it intends to (i) cease or materially decrease purchasing from or selling to the Business or (ii) materially modify the terms on which it sells to or purchases from the Business (including any material changes in pricing or terms) as compared to past practices.  Except as set forth on Section 4.21(c) of the Seller Disclosure Schedules, as of the date hereof, there is no pending or, to the Seller’s Knowledge, threatened material dispute or controversy between the Seller and any Key Supplier or Key Customer.

Section 4.22 DISCLAIMERS; RELIANCE ON REPRESENTATIONS AND WARRANTIES.  EXCEPT AS EXPRESSLY SET FORTH IN THE FOREGOING REPRESENTATIONS AND WARRANTIES IN THIS Article IV (WHICH ARE SUBJECT TO THE DISCLOSURES SET FORTH IN THE SCHEDULES), NEITHER SELLER NOR ANY OF ITS AFFILIATES, NOR ANY REPRESENTATIVE OF ANY OF THEM, HAS

MADE ANY REPRESENTATION OR WARRANTY WHATSOEVER AS TO THE PURCHASED ASSETS, THE ASSUMED LIABILITIES,OR THE LIABILITIES, OBLIGATIONS, BUSINESS, RESULTS OF OPERATIONS OR ANY OTHER ASPECT OF, OR RELATED TO, THE PURCHASED ASSETS, THE ASSUMED LIABILITIES, OR ANY ASPECT OF THE BUSINESS.  WITHOUT LIMITING THE FOREGOING, EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THE FOREGOING SECTIONS OF THIS Article IV:  (a) SELLER DISCLAIMS ALL OTHER REPRESENTATIONS, WARRANTIES AND GUARANTEES, WHETHER EXPRESS OR IMPLIED, INCLUDING IN THIS DISCLAIMER ANY STATEMENT, MATERIALS, PROJECTION OR OTHER INFORMATION WHATSOEVER RELATING TO ANY ASPECT OF THE PURCHASED ASSETS, THE ASSUMED LIABILITIES OR ANY ASPECT OF THE BUSINESS, OR THAT WAS MADE OR PROVIDED BY OR OTHERWISE OBTAINED FROM (WHETHER THROUGH A DATA ROOM, A MANAGEMENT PRESENTATION, DUE DILIGENCE DISCUSSIONS, EMPLOYEE INTERVIEWS OR OTHERWISE) SELLER, OR ANY OF ITS AFFILIATES, OR ANY REPRESENTATIVE OF ANY OF THEM, TO OR BY BUYER OR ANY OF ITS AFFILIATES, OR ANY REPRESENTATIVE OF ANY OF THEM, OR ANY OTHER PERSON; AND (b) THE PURCHASED ASSETS, ASSUMED LIABILITIES AND ALL PROPERTY CONVEYED PURSUANT TO THIS AGREEMENT (WHETHER DIRECTLY OR INDIRECTLY) AND/OR THE TRANSFER DOCUMENTS DELIVERED AT CLOSING BY SELLER AND ITS AFFILIATES ARE CONVEYED ON AN "AS IS" AND "WHERE IS/WHERE AS" AND "WITH ALL FAULTS" BASIS AND WITHOUT ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WHATSOEVER, INCLUDING IN THIS EXCLUSION ALL REPRESENTATIONS AND WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OPERABILITY, CAPACITY OR CONDITION.

Article V
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Buyer Disclosure Schedules, Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof as follows:

Section 5.01Organization and Authority of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware.

Section 5.02Authority of Buyer.  Buyer has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is or will be a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.03No Conflicts; Consents.  The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, or constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, any Contract to which Buyer is a party or by which Buyer or its assets are subject, except in the cases of clauses (b) or (c), where the violation, breach, conflict, default or failure to give notice would not have a material effect on Buyer's ability to consummate the transactions contemplated hereby.  No consent, approval, Permit, Governmental Order, declaration or filing or registration with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, if not obtained, would not individually or in the aggregate, have a material effect on Buyer's ability to consummate the transactions contemplated hereby and thereby.

Section 5.04Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission payable by Seller or its Affiliates in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.05Sufficiency of Funds.  Buyer has available to it, and will have available at Closing (through a combination of cash on hand and/or available credit under its existing credit facilities), sufficient funds to enable it to pay the Purchase Price and meet all of its financial obligations contemplated by this Agreement and the other Transaction Agreements.

Section 5.06Solvency.  Immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer or Seller. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

Section 5.07Legal Proceedings.  There are no Actions or Claims pending or, to Buyer's knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 5.08Independent Investigation.  Buyer has conducted its own independent investigation, review and analysis of the Business and the Purchased Assets, and acknowledges that it has been provided access by Seller to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article IV of this Agreement (including related portions of the Seller Disclosure Schedules); and (b) neither Seller nor any other Person has made any representation or warranty (i) as to Seller, the Business, the Purchased Assets, the Assumed Liabilities, or this Agreement, except as expressly set forth in Article IV of this Agreement (including the related portions of the Seller Disclosure Schedules), or (ii) as to the accuracy, completeness or other characteristics of any statement, memoranda, projections, estimates, budgets, summaries or other information whatsoever relating to any aspect of the Purchased Assets, the Assumed Liabilities, or the Seller Facilities or its operations or of Seller that was made, provided or otherwise made available by Seller, by any of its Affiliates, or by any Representative of any of them (whether pursuant to offering materials, a management presentation, a "data room," due diligence discussions, or employee interviews or in connection with access to Seller's records, premises and employees) to (or otherwise obtained by) Buyer or any of its Affiliates or any Representative of any of them.

Article VI
COVENANTS

Section 6.01Conduct of Business Prior to the Closing.  From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), with respect to the Business and Purchased Assets, Seller shall (a) conduct the Business in the ordinary course of business consistent with past practice; (b) use commercially reasonable efforts to maintain and preserve intact its current business organization and operations, and to preserve the rights, goodwill and relationships of its Employees, customers, suppliers, regulators and others having relationships with the Business; (c) use, operate, maintain and repair the Seller Facilities in the ordinary course of business consistent with past practice; (d) maintain the books and records of Seller relating to the Business in the ordinary course of business consistent with past practice; (e) pay, discharge and satisfy all material Claims, accounts payable, liabilities or obligations of Seller relating to the Business in the ordinary course of business consistent with past practice; (f) not enter into any Contract relating to the Business with a term in excess of thirty (30) months and providing for annual payments thereunder in excess of $1,000,000 (a “Significant Contract”), or amend, modify or change any Material Contract, other than entering into new Contracts (other than Significant Contracts) with suppliers for the purchase of raw materials, products and supplies and new Contracts (other than Significant Contracts) with customers for the sale of Inventory, in each case in the ordinary course of business; (g) not obtain any material rulings or make, change or revoke any material elections with respect to Taxes, or enter into any material agreements with any taxing authority related to the Business or the Purchased Assets; or (h) not take any action which, if taken immediately prior to the execution of this Agreement, would constitute or result in a breach or violation of the representations and warranties of Seller set forth in Section 4.05 if not disclosed in the Seller Disclosure Schedules.

For the avoidance of doubt, nothing contained in this Agreement shall be construed to give Buyer, directly or indirectly, rights to control or direct the Business’ operations prior to Closing.  Prior to Closing, Seller shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision of the operations of the Business.

Section 6.02Access to Information.  From the date hereof until the Closing, Seller shall (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, Books and Records, Assigned Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Business; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Seller, under the supervision of Seller's personnel and in such a manner as not to interfere unreasonably with the conduct of the Business or any other businesses of Seller.  No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty, covenant or agreement given or made by Seller in this Agreement.  All requests by Buyer for access pursuant to this Section 6.02 shall be submitted or directed exclusively to John Heffernan or such other individuals as Seller may designate in writing from time to time.  Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to disclose any information to Buyer if it is reasonably foreseeable that such disclosure would, in Seller’s reasonable judgment: (x) cause significant competitive harm to Seller and its businesses, including the Business, if the transactions contemplated by this Agreement are not consummated; (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable Law or binding agreement entered into prior to the date of this Agreement.  Prior to the Closing, without the prior written consent of Seller, which shall not be unreasonably withheld, Buyer shall not contact any suppliers to, or customers of, the Business in connection with the transactions contemplated hereby, and Buyer shall not perform invasive or subsurface investigations of the Real Property.  Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 6.02.

Section 6.03Notification of Certain Matters; Supplement to Seller Disclosure Schedules.

(a)Seller shall give prompt notice to the Buyer of (i) any matter hereafter arising or discovered which, if existing or known at the date of the Agreement, would have been required to be set forth or described in the Seller Disclosure Schedules, (ii) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which is reasonably expected to cause any representation or warranty of the Seller contained in Article IV to be untrue or inaccurate at or prior to the Closing, (iii) any failure of Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Seller hereunder, (iv) any notice or other communication from any Person alleging that any consent, approval or authorization of such Person is or may be required in connection with the transactions contemplated by this Agreement, or (v) the commencement of any Action by a Governmental Authority or other Person that could reasonably be expected to affect the transactions contemplated hereby in any material respect; provided, however, that any such notice shall in any event be delivered to the Buyer no later than three Business Days prior to the Closing Date.  In addition, the Seller shall promptly provide written notice to the Buyer if any Key Customer or Key Supplier or any other lessor, licensor, licensee, distributor, contractor or other Person having a material business relationship with Seller relating to the Business informs the Seller or any member of the management of the Seller orally or in writing that such Person intends to terminate or alter in any material respect such relationship, whether as a result of the transactions contemplated by this Agreement or otherwise.

(b)From time to time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Seller Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a "Schedule Supplement").  Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of determining whether or not the conditions set forth in Section 7.02(a) have been satisfied and for purposes of the indemnification provisions of Article VIII.  Notwithstanding the foregoing, (i) if the Seller Disclosure Schedules are supplemented after the date hereof to reflect any matter (A) that first arises after the date of this Agreement and, if existing on the date of this Agreement, would have been required to be set forth in the Seller Disclosure Schedules in order for the representations and warranties of Seller to be true and correct and (B) that does not arise, in whole or in substantial part, from a breach by Seller of any of its covenants or agreements set forth in this Agreement, (ii) if Seller acknowledges in writing to Buyer when such supplement or amendment is delivered to Buyer that the matter disclosed in such supplement or amendment would cause any of the conditions to the obligations of Buyer to not be fulfilled at the Closing, and (iii) Buyer nonetheless elects to proceed with the Closing of the transactions contemplated by this Agreement, then, unless otherwise agreed in writing by the parties, such supplement or amendment shall be deemed to have qualified, as applicable, the representations and warranties made as of the Closing Date by Seller pursuant to Article IV for purposes of determining any indemnification rights of Buyer under this Agreement.

Section 6.04Certain Employees Matters.

(a)Employee Information. Seller has previously provided or made available to Buyer, as of the date hereof, (i) a list of all Business Employees, (ii) each Business Employee's rate of base salary or hourly wage compensation, total annual compensation (including incentive and similar compensation), title, job location, beginning service date, period of service recognized by each Employee Plan (if applicable), vacation entitlement and target bonus opportunity and (iii) whether a Business Employee is on active status or on leave of absence, whether short-term, family, paternity, short-term disability, paid, unpaid or other leave, and projected return date, if any. Prior to the Closing Date, Seller shall provide Buyer with written updates to such information to reflect new hires and terminations of employment of Business Employees between the date hereof and the fifth Business Day prior to the Closing Date.  Following the execution of this Agreement, Seller shall not transfer any Must-Offer Employee or May-Offer Employee to a position unrelated to the Business.

(b)Offers of Employment. Prior to the Closing Date, Buyer shall make offers of employment in writing for employment with Buyer commencing on the applicable Employee Transfer Date and otherwise on the terms and conditions set forth in this Section 6.04 to (i) each of the Must-Offer Employees and (ii) those May-Offer Employees as Buyer shall deem appropriate.  Following the Effective Date and prior to the Closing Date, Seller shall take reasonable efforts to have the May-Offer Employees available to interview for employment with Buyer.  Each Business Employee shall have at least five Business Days from the date of the offer of employment to accept the offer.  Seller shall not induce or otherwise attempt to influence any such Business Employee to not accept his or her offer of employment from Buyer. Each Business Employee who accepts Buyer's offer of employment and satisfies Buyer's standard hiring policies shall be hired by Buyer as of the applicable Employee Transfer Date, it being understood that such Business Employee will thereafter become an employee of Buyer (such Business Employees to collectively be referred to as the "Hired Employees"). In respect of any Business Employee who is (i) absent from work due to short or long-term disability or an authorized leave of absence and (ii) returns to work within ninety (90) days following the Closing Date or such later period as the Business Employee has the right to return to work under applicable Law and satisfies Buyer's standard hiring policies (any such Business Employee, a "Leave Employee"), Buyer's offer of employment to the Leave Employee shall provide for employment effective as of the date on which such Leave Employee returns to work and, if such Leave Employee accepts Buyer's offer of employment and commences employment with Buyer, such Leave Employee shall be considered a Transferred Employee under this Agreement effective as of his or her Employee Transfer Date. For purposes of this Agreement, the "Employee Transfer Date" shall be (A) for Hired Employees other than the Leave Employees, the Effective Time, and (B) for Leave Employees, 12:01 A.M. local time on the date on which such Leave Employee's period of absence expires and such Leave Employee returns to active employment. Any Business Employee that declines Buyer's offer of employment (or fails to timely respond to such offer), fails to satisfy Buyer's standard hiring policies, or, in the case of a Leave Employee, does not timely return from such employee's absences or leave as provided above, shall not be a Hired Employee.

(c)Benefits for Hired Employees.  During the period beginning on the Closing Date and ending on the 12th full calendar month after the Closing Date, Buyer will provide to each Hired Employee (excluding those who have quit or been terminated) compensation and employee benefits that, with respect to each such Hired Employee, are not less favorable in the aggregate than the compensation and benefits provided to similarly situated employees of Buyer and its Affiliates; provided, however, that the compensation and benefits of the Hired Employees who were covered by the Applicable CBA shall be as set out in either the Applicable CBA, as assumed by Buyer or Buyer's Affiliate, or a collective bargaining agreement entered into between Buyer or Buyer's Affiliate and International Brotherhood of Boilermakers, Cement, Lime, Gypsum and Allied Workers Division, Local Lodge D-357, as determined by Buyer ("Post-Closing CBA"), covering such Hired Employee's employment until such collective bargaining agreement's expiration, modification or termination in accordance with its terms or applicable Law.  Without limiting the foregoing, the vacation and other paid time off provided to each Hired Employee will include his or her accrued but unpaid vacation and other paid time off that are assumed by Buyer as Assumed Liabilities pursuant to Section 2.03.  Following the Closing Date, Buyer shall credit Hired Employees with their accrued but unpaid vacation and other paid time off benefits as of the Closing Date for use by an employee in accordance with Buyer’s policies in respect thereof.

(d)Severance Payments.  Buyer will provide each Hired Employee whose employment is not covered by the Post-Closing CBA who incurs a termination of employment during the period beginning on the Closing Date and ending on the 12th full calendar month after the Closing Date with severance payments and severance benefits that are no less favorable than the greater of (i) the severance payments and severance benefits to which such Hired Employee would have been entitled with respect to such termination under the severance policies of Seller as in effect immediately before the Closing Date and (ii) the severance payments and severance benefits to which a similarly situated employee of Buyer and its Affiliates would have been entitled with respect to such termination under the severance policies of Buyer and its Affiliates.

(e)Service Credit.  Buyer will give each Hired Employee full credit for such Hired Employee's service with Seller and its Affiliates for purposes of eligibility, vesting, and determination of the amount and level of benefits (except for purposes of benefit accruals under defined benefit pension plans) pursuant to any benefit plans made generally available to employees or officers or any class or level of employees or officers maintained by Buyer or any of its Affiliates in which a Hired Employee participates to the same extent recognized by Seller immediately before the Closing Date; provided, however, that such service is not to be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.

(f)Welfare Benefits.  Buyer will (i) waive any preexisting condition limitations otherwise applicable to Hired Employees, their spouses and their eligible dependents under any plan of Buyer or any Affiliate of Buyer that provides health and welfare benefits in which Hired Employees, their spouses and their eligible dependents may be eligible to participate on or after the Closing Date, except for any limitations that were in effect with respect to such employees as of the Closing under the analogous plan of Seller, (ii) credit any deductible, co-payment and out-of-pocket maximums incurred by the Hired Employees and their eligible dependents under the health and other plans in which they participated immediately before the Closing Date during the portion of the calendar year before the Closing Date in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Buyer or any of its Affiliates in which they are eligible to participate on or after the Closing Date in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred, and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Hired Employee and his or her eligible dependents on or after the Closing Date, in each case to the extent such Hired Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous plan of Seller before the Closing Date.

(g)401(k) Plan.  Effective as of the Closing Date, Buyer will maintain or designate a defined contribution plan and related trust intended to be qualified under Sections 401(a), 401(k) and 501(a) of the Code (the "Buyer 401(k) Plan").  Effective as of the Closing, the Hired Employees cease participation in the Seller 401(k) Plan, and commence participation in the Buyer 401(k) Plan.  Seller and Buyer will take all action necessary or appropriate to allow Hired Employees to rollover their account balances (excluding any outstanding loan balances) from the Seller 401(k) Plan to the Buyer 401(k) Plan in a direct rollover.

(h) Health and Dependent Flex Account Transfer.  Effective as of the Closing Date, Buyer will, as to the Hired Employees, have in effect flexible spending reimbursement accounts for medical and dependent care expenses under a cafeteria plan qualified under IRC §125 and will credit such accounts with the amount credited as of the Closing under comparable accounts maintained with Seller from the beginning of the plan year to the Closing Date.  As soon as practical after the Closing (i) Seller will pay to Buyer in cash the amount, if any, by which aggregate contributions made by Hired Employees to Seller's flexible spending accounts for such plan year exceeded the aggregate benefits provided to Hired Employees for such plan year as of the Closing; or (ii) Buyer will pay to Seller in cash the amount, if any, by which aggregate benefits provided to Hired Employees under Seller's flexible spending accounts exceeded the aggregate contributions made by Hired Employees for such plan year as of the Closing Date.

(i)COBRA Coverage.  Seller will provide for any required continuation coverage pursuant to Section §4980B of the Code ("COBRA Coverage") with respect to any "qualifying event" (as defined in Section §4980B(f)(i) of the Code) that occurred before the Closing Date and Buyer will provide COBRA Coverage for the Hired Employees and their qualified beneficiaries with respect to qualifying events occurring on or after the Closing Date.

(j)Actions by Affiliates.  All obligations undertaken by Buyer or Seller under this Section 6.04 may be satisfied in whole or in part by an Affiliate of such person.

(k)Cooperation; Employee and Plan Information.  Seller and Buyer each will, and each will cause its Affiliates as necessary to, cooperate (i) in carrying out the provisions of this Section 6.04 (including working with third-party administrators and insurance carriers and making available to the other such records and other information as the other may reasonably request to facilitate the determination of the period of service and salary of any Hired Employee with Seller or an Affiliate) and (ii) in the preparation, execution and filing of documents required by the transfer of assets and liabilities pursuant to this Section 6.04.

(l)WARN Act.  Seller will be responsible for any action prior to or at Closing and Buyer will be responsible for any action after Closing that results in a "mass layoff" or "plant closing" under the Workers Adjustment and Retraining Notification Act or any similar state or local Applicable Law (collectively, the "WARN Act"), including, in the case of any action after Closing, any such event that is triggered in part by any "employment losses" (as defined under the WARN Act) before the Closing Date.

(m)Third Party Beneficiaries.  The parties do not intend for this Section 6.04 or any other term or provision of this Agreement to create any rights or obligations as between Buyer and Seller, and no past, present, or future employee (or their family members) of Buyer or Seller will be treated as a third party beneficiary of this Agreement.

(n)No Amendment to Employee Plans.  No provision in this Agreement shall modify or amend any other agreement, plan, program or document unless this Agreement explicitly states that the provision "amends" that other agreement, plan, program or document. If a party not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to another agreement, plan, program or document, and that provision is construed to be such an amendment despite not being explicitly designated as an amendment in this Agreement, that provision shall lapse retroactively, thereby precluding it from having any amendatory effect.

(o)Annual Bonus.  Notwithstanding anything to the contrary contained herein, Seller shall pay each bonus-eligible Hired Employee a pro rata portion of such employee’s annual incentive bonus for service through the Closing Date, based on such employee’s target bonus for the year in which the Closing Date occurs, in accordance with the Seller’s applicable bonus programs.

Section 6.05Confidentiality. (a) Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees, following the Closing, to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement relating to the Excluded Assets and Excluded Liabilities. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 6.05 shall nonetheless continue in full force and effect as to all information provided to Buyer pursuant to this Agreement.  After the Closing, Buyer shall promptly return to Seller all documents and information concerning the Excluded Assets or Excluded Liabilities furnished by Seller or any of its Affiliates, agents, employees or Representatives (including all copies, if any).  Seller hereby acknowledges that, by reason of its ownership and operation of the Business, it has acquired, and may acquire after the date hereof pursuant to this Agreement or in connection with the transactions and arrangements contemplated hereby, confidential or proprietary information relating to the affairs, operations, assets, liabilities, personnel, results of operations and financial condition of the Business ("Business Confidential Information"), and that Buyer would be irreparably damaged if at any time after the Closing any Business Confidential Information possessed by Seller or any of its Affiliates, officers, directors, employees, representatives or agents were disclosed to or used by any Person other than Purchaser or its Affiliates.  From and after the Closing, Seller covenants and agrees that it shall not, and shall not permit its Affiliates to, and that it shall use reasonable efforts to cause its officers, directors, employees, representatives and agents not to, use or disclose any such Business Confidential Information without the prior written consent of Buyer, except in the performance of the terms of Transaction Documents, in the enforcement of its rights under the Transaction Documents or with the prior written consent of Buyer.

(b)For purposes of this Agreement, Business Confidential Information  shall not include any information that Seller can demonstrate is or becomes publicly available through no wrongful act or breach of obligation of confidentiality by Seller.  In the event that the Seller or any of its Representatives is required by Law or Governmental Order to produce any Business Confidential Information or any other information concerning the Business, such production shall not be a violation of this Agreement and Seller and its Representatives shall, to the extent legally permissible, (i) notify Buyer in writing as soon as practicable to permit Buyer a reasonable amount of time to seek an appropriate protective order or other remedy (in which case Seller will cooperate with Buyer, at Buyer’s cost, to the extent as Buyer may reasonably request), (ii) cooperate with Buyer, at Buyer’s cost, to preserve the confidentiality of such Business Confidential Information consistent with applicable Law, and (iii) use its reasonable efforts to limit any such disclosure to the minimum disclosure necessary to comply with such Law or Governmental Order.   Notwithstanding anything to the contrary herein, the obligations of Buyer and its Affiliates pursuant to the Confidentiality Agreement or any other confidentiality or non-disclosure agreement with Seller or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, in respect of any Business Confidential Information shall terminate as of the Closing and cease to be of any further force or effect.

Section 6.06Governmental Approvals and Consents; Consent Decree.

(a)Each party hereto shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. If required by the HSR Act and if the appropriate filing pursuant to the HSR Act has not been filed prior to the date hereof, each party hereto agrees to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within ten (10) Business Days after the date hereof, unless otherwise mutually agreed upon by the parties, and to supply as promptly as practicable to the appropriate Governmental Authority any additional information and documentary material that may be requested pursuant to the HSR Act.

(b)Without limiting the generality of the parties’ undertakings pursuant to this Section 6.06, each of the parties agrees to use all reasonable best efforts to (i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any other Transaction Document; (ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any other Transaction Document; and (iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any other Transaction Document has been issued, to have such Governmental Order vacated or lifted.

(c)All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or Buyer with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(d)Without limiting the obligations of Buyer pursuant to Section 6.06(d), Seller and Buyer shall use their reasonable best efforts to give all notices to, and obtain all approvals and consents from, all third parties that are described in Section 4.03 of the Seller Disclosure Schedules and Section 5.03 of the Buyer Disclosure Schedules; provided, however, that neither Seller nor Buyer shall be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

(e)Buyer acknowledges that Seller has provided a copy of the Consent Decree to Buyer prior to the date hereof.  Buyer agrees, from and as of the Closing, to undertake all of the obligations of Seller under, and comply with and be bound by the terms of, the Consent Decree, in each case solely with respect to, and only to the extent of, the obligations of Seller arising out of the operation of the Business from and after the Closing.  Upon the receipt of the requisite consents (as defined in the Consent Decree), Buyer agrees to be substituted for Seller as a Party (as defined in the Consent Decree) under the Consent Decree. Prior to such substitution, Buyer and Seller shall cooperate to facilitate compliance with the terms of the Consent Decree, including with respect to the provision of data, reports and notices required thereunder, whether relating to the operation of the Business prior to or after the Closing.  Each party shall use its reasonable best efforts to obtain the requisite consents under the Consent Decree for substitution of Buyer for Seller as a Party under the Consent Decree.

Section 6.07Books and Records.

(a)In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, or such longer period as required by the Consent Decree, to the extent applicable, Buyer shall:

(i)retain the Books and Records (including personnel files) included in the Purchased Assets and delivered to it by Seller relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and

(ii)upon reasonable notice, afford the Seller's Representatives reasonable access (including the right to make, at Seller's expense, photocopies), during normal business hours, to such Books and Records.

(b)In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, Seller shall:

(i)retain the Books and Records (including personnel files) of Seller retained by Seller which relate to the Business and its operations for periods prior to the Closing; and

(ii)upon reasonable notice, afford Buyer's Representatives reasonable access (including the right to make, at Buyer's expense, photocopies), during normal business hours, to such Books and Records.

(c)Neither Buyer nor Seller shall be obligated to provide the other party with access to any Books or Records (including personnel files) pursuant to this Section 6.07 where such access would jeopardize any attorney-client privilege or violate or contravene any Law or binding agreement entered into prior to the date of this Agreement.

Section 6.08Closing Conditions.  From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the Closing conditions set forth in Article VII hereof.  Without limiting the foregoing, each party agrees to cooperate in good faith to agree upon and finalize Exhibit G hereto, which sets forth the scope of transition services to be provided under the Transition Services Agreement and shall be Exhibit A to the Transition Services Agreement, promptly after the execution and delivery of this Agreement; provided, however, that such agreement shall be a condition to Closing so long as the scope of services requested by Buyer to be included in the Transition Services Agreement does not vary from the scope of services set forth on Exhibit G hereto and the fees for such services are the full actual costs of the applicable service provider.

Section 6.09Public Announcements.  Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated by this Agreement or the other Transaction Documents, and no party hereto shall make any such news release or public disclosure without having complied with its obligations under this Section 6.09.

Section 6.10Bulk Sales Laws.  Without admitting the applicability of the bulk transfer Laws of any jurisdiction, the parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

Section 6.11Tax Matters.  All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) (collectively, "Transfer Taxes") shall be borne one-half (50%) by each of Buyer and Seller.  Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary), unless otherwise required by Law.

Section 6.12Further Assurances.  Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 6.13Accounts Receivable; Receipts and Disbursements; Mail.  In the event that Buyer receives any payments after the Closing relating to any accounts receivable, including intracompany receivables, that accrued prior to Closing, such payments shall be the property of, and shall be forwarded and remitted to Seller on a bi-monthly basis.  If Buyer receives any mail or other communication that does not relate to (i) Buyer's active vendors or suppliers for the Purchased Assets or the Business or (ii) the Purchased Assets or post-Closing aspects of the Business, then Buyer shall forward it to Seller within five (5) business days after receipt.  In the event that Seller receives any payments after the Closing relating to any accounts receivable or other amounts that accrued on or following the Closing, such payments shall be the property of, and shall be forwarded and remitted to Buyer on a bi-monthly basis.  If Seller receives any mail or other communication that relates to the Purchased Assets or post-Closing aspects of the Business, then Seller shall undertake to forward it to Buyer within five (5) business days after receipt.

Section 6.14Intracompany Arrangements.  Notwithstanding any other provision herein, as of the Closing, all services, commitments or other arrangements provided by Seller or its Affiliates that existed pre-Closing for the benefit of the Business and all services, commitments or other arrangements provided by the Business for the benefit of the Seller or its Affiliates that existed pre-Closing for the benefit of the Seller or such Affiliates shall cease, other than the services, arrangements and commitments provided for in the Transition Services Agreement.

Section 6.15Retained Names; Transition Marks.  (a)  To the extent any of the Retained Names appear on any plants, buildings, signs, equipment or other structures that constitute Purchased Assets, Buyer shall, within ninety (90) calendar days after the Closing Date, remove or obliterate, or cause to be removed or obliterated, the Retained Names from such plants, buildings, signs, equipment or other structures (including on uniforms and motor vehicles).  Seller may remove, or cause to be removed, from the Real Property on or prior to the Closing all stationery, business forms, packaging, containers and other similar personal property on which any of the Retained Names appear; provided, however, to the extent any such items are inadvertently left on the Real Property, Buyer shall not use any such items without first removing or obliterating, or causing to be removed or obliterated, the Retained Names from such materials.  Buyer will not use any vehicles with any Retained Name or related signage outside the Seller Facilities (whether to deliver product or otherwise).  For the avoidance of doubt, except as set forth in this Section 6.15, neither Buyer nor any of its Affiliates shall have any rights to, and shall not use in any manner, the Retained Names on or after the Closing.

(b)  Subject to the terms and conditions of this Section 6.15, Seller, shall cause Buyer to be granted a limited, non-transferable, non-sublicensable, non-exclusive, royalty-free license, (i) with respect to the “CEMEX” trademark, for the six (6) month period following the Closing Date and (ii) with respect to the “RICHMORTAR”, “RICHCOLOR” and “STONESET” trademarks (together with the “CEMEX” trademark, the “Transition Marks”), for a period of nine (9) months following the Closing Date (such nine (9) month period, or six (6) month period, as applicable, the “Applicable Transition Period”) solely for use on cement bags in the manner that such Transition Marks were set forth on cement bags contained in the Purchased Assets at Closing.  Buyer will use its commercially reasonable efforts to transition from use of the Transition Marks as soon as reasonably practicable and in any event prior to expiration of the Applicable Transition Period.

(c)In no event will Buyer use any of the Transition Marks that are subject to the license under this Section 6.15 after the Closing in any manner or for any purpose other than in the same manner that such Transition Marks were being used by the Business during the twelve (12) month period preceding the Closing.  Without limiting the generality or effect of the foregoing, all products sold by the Business using any Transition Mark will be consistent in nature and quality with such products as sold by the Business in the twelve (12) month period preceding Closing.

Section 6.16Release of Seller Performance Support.  Buyer shall, at its sole cost and expense, use commercially reasonable efforts (and Seller will cooperate, at its sole cost and expense, as reasonably requested by Buyer and without charge) to (a) obtain with respect to all Performance Bonds and similar instruments issued with respect to Seller and its Affiliates in connection with the Business new performance bonds or other security with respect to Buyer's acts or omissions on or after the Closing Date that are satisfactory to the beneficiary; and (b) cause Seller and each of its Affiliates to be released from post-Closing liabilities and obligations under all of the Performance Bonds and similar instruments issued with respect to Seller and its Affiliates and under any guarantees and similar instruments entered into in connection with them (collectively with the Performance Bonds and similar instruments referred to in clause (b) above, the "Seller Performance Support").  Without limiting the foregoing, Buyer will make commercially reasonable financial accommodation, provide such security reasonably required by the issuer, and agree to any additional reasonable requirements of the issuer as a condition to obtaining such replacement and release of Seller Performance Support.  Buyer will pay and otherwise be responsible for any Losses in respect of post-Closing liabilities incurred or suffered by Seller or any of its Affiliates as a result of any Seller Performance Support not having been replaced and released as set forth above.  For avoidance of doubt, Buyer's failure to comply with this Section 6.16 shall constitute a breach of a covenant for which Buyer will indemnify Seller in accordance with Article VIII.

Section 6.17Casualty Loss.  (a) If, between the date of this Agreement and the Closing, any improvements on any Real Property or Tangible Personal Property included in the Purchased Assets (other than Adjustable Inventory) is destroyed or damaged in whole or in part by fire, earthquake, flood, or other casualty (a "Casualty Loss"), Seller shall promptly notify the Buyer thereof, and Seller and Buyer shall promptly jointly engage and retain an independent insurance adjuster (the “Insurance Adjuster”) to assess the extent of the Casualty Loss and promptly deliver a report (the “Casualty Loss Report”) to each of Seller and Buyer with its determination of the cost to repair and replace the Purchased Asset in accordance with industry practice (such amount, the “Casualty Amount”).

(b) If the Casualty Amount is determined by the Insurance Adjuster not to be in excess of $30,000,000, then Seller shall, at its option, either (i) expend an amount not in excess of the Casualty Amount to effect the repair of such damage or destruction (which repair may be completed following the Closing), or (ii) pay Buyer an amount in cash not greater than the Casualty Amount to effect the repair of such damage or destruction.

(c)  If the Casualty Loss is determined by the Insurance Adjuster to exceed $30,000,000, then, unless within thirty (30) Business Days following the receipt by Seller of the Casualty Loss Report (“Election Period”) Seller agrees to either (i) expend an amount not in excess of the Casualty Amount to effect the repair of such damage or destruction (which repair may be completed following the Closing) or (ii) pay Buyer an amount in cash not greater than the Casualty Amount to effect the repair of such damage or destruction, Buyer shall have the right to terminate the Agreement during the ten (10) Business Day period following the end of the Election Period by providing written notice to the Seller thereof.

Section 6.18Title and Survey.

(a)Identified Parcels.  With respect to each parcel of Owned Real Property set forth on Section 6.18 of the Seller Disclosures Schedules (“Identified Parcels”), promptly after the date of this Agreement, Seller shall obtain and provide to Buyer (i) from a surveyor reasonably acceptable to Buyer, an ALTA/NSPS Land Title Survey (which survey shall depict any improvements, easements, rights-of-way, encroachments and any other plottable matters affecting the real property depicted thereon) (each an “Identified Parcel Alta Survey”); and (ii) from First American Title Insurance Company (“Title Agent”), title insurance commitments for the issuance of Owner's Title Insurance Policies on each Identified Parcel naming Buyer as the proposed insured together with copies of all exception documents referenced therein (each an “Identified Parcel Title Commitment”).  Buyer shall have fifteen (15) days from receipt of an Identified Parcel Title Commitment to examine same.  Buyer shall, on or before the end of said fifteen (15) day review period, notify Seller in writing of the title exceptions listed in the Identified Parcel Title Commitment to which it objects, which shall not include Permitted Encumbrances (“Noted Exceptions”).  Seller shall inform Buyer prior to Closing whether Seller will cure such Noted Exceptions or obtain an endorsement for additional title insurance or indemnification that satisfies such objection.  Notwithstanding Buyer’s fifteen (15) day review period, Buyer shall promptly notify Seller if Buyer determines that it has no objections to any Identified Parcel Title Commitment.  If Buyer does not provide notice of objections to Seller as set forth above, then Buyer shall be deemed to have waived any remaining uncured objections and accepted the Identified Parcel Title Commitment; provided that Buyer shall be deemed to have objected to, and the same shall be deemed Noted Exceptions, any monetary encumbrances.  With respect to any Ohio standard title exceptions, Seller agrees to (i) provide a customary owner’s affidavit required by the Title Agent to, in conjunction with the delivery of the Identified Parcel Alta Survey, provide for so-called “extended coverage”, and (ii) cause the Title Agent to perform such searches as may be necessary to remove any exception related to the ownership of mineral rights being vested in any Person other than Seller.

(b)Non-Identified Parcels.  With respect to each parcel of Owned Real Property not set forth on Section 6.18 of the Seller Disclosures Schedules (“Non-Identified Parcels”), promptly following the date of this Agreement, Seller shall obtain (i) from a surveyor reasonably acceptable to Buyer, a metes and bounds survey (each a “Metes and Bounds Survey”); and (ii) from the Title Agent, title insurance commitments for the issuance of Owner's Title Insurance Policies on each Non-Identified Parcel naming Buyer as the proposed insured together with copies of all exception documents referenced therein (each a “Non-Identified Parcel Title Commitment”).  Following Closing, Buyer shall cooperate with Seller to obtain an ALTA/NSPS Land Title Survey for each Non-Identified Parcel (each a “Non-Identified Parcel Alta Survey”) together with an updated Non-Identified Parcel Title Commitment (each an “Updated Non-Identified Parcel Title Commitment”).  Buyer shall have fifteen (15) days from receipt of an Updated Non-Identified Parcel Title Commitment to examine same.  Buyer shall, on or before the end of said fifteen (15) day review period, notify Seller in writing of the title exceptions listed in the Updated Non-Identified Parcel Title Commitment to which it objects which shall not include Permitted Encumbrances (“NI Noted Exceptions”).  Seller shall inform Buyer within fifteen (15) days from receipt of such notice if Seller will cure such NI Noted Exceptions or obtain an endorsement for additional title insurance or indemnification that satisfies such NI Noted Exception.  Notwithstanding Buyer’s fifteen (15) day review period, Buyer shall promptly notify Seller if Buyer determines that it has no objections to any Updated Non-Identified Parcel Title Commitment.  If Buyer does not provide notice of objections to Seller as set forth above, then Buyer shall be deemed to have waived any remaining uncured objections and accepted the Non-Identified Parcel Title Commitment; provided that Buyer shall be deemed to have objected to, and the same shall be deemed NI Noted Exceptions, any monetary encumbrances and any exceptions to Seller’s sole ownership of fee title to the entire estate.  With respect to any Ohio standard exceptions, Seller agrees to provide a customary owner’s affidavit required by the Title Agent to, in conjunction with the delivery of the Non-Identified Parcel Alta Survey, provide for so-called “extended coverage”.  Within 15 days of receipt of all Non-Identified Parcel Alta Surveys together with Updated Non-Identified Parcel Title Commitments for all of the Non-Identified Parcel Title Commitments, Buyer and Seller shall cause the Title Agent to issue Non-Identified Parcel title policies for each Non-Identified Parcel (which may be in the form of a binding obligation from Title Agent to issue such policy in the form of a mark-up of the Non-Identified Parcel Title Commitment) in accordance with the Non-Identified Parcel Title Commitment insuring Buyer’s fee simple title to the Non-Identified Parcels as of the date of such policy and subject only to Permitted Encumbrances and the Ohio standard title exceptions for mineral rights and items deemed accepted by Buyer, in such amounts as Seller and Buyer reasonably determine to be the value of the real property insured thereunder.

(c)Seller shall use commercially reasonable efforts to remove all Noted Objections and NI Noted Objections.  However, if any Noted Objections or NI Noted Objections cannot be removed, and the failure to remove the same does not constitute a Material Adverse Effect, such failure shall not be deemed to have a Material Adverse Effect that would cause the condition set forth in Section 7.02(d) not to be satisfied. The parties agree that the fact that the Closing takes place without any Noted Objections or NI Noted Objections being removed shall not impair or otherwise affect the rights to indemnification under Section 8.02 in respect of any Losses incurred by Buyer resulting from such title defect.

(d)Notwithstanding the foregoing, if all Noted Exceptions and NI Noted Exceptions which have not been removed, insured by endorsement, or deemed accepted by Buyer, when taken as a whole, would result in a Material Adverse Effect, the condition set forth in Section 7.02(d) shall be deemed not to have been satisfied.

Section 6.19Financial Statements; Cooperation with Auditor.  Commencing promptly after the date hereof, Seller shall use its reasonable best efforts to prepare and provide to Buyer no later than sixty (60) days following the Closing Date, in cooperation with Buyer and KPMG LLP (the "Auditor"), the following financial statements (including footnotes thereto) in accordance with United States generally accepted accounting principles and the rules and regulations of the Securities and Exchange Commission applicable to financial statements to be filed with respect to an acquired business: (i) audited annual financial statements of the Business consisting of a balance sheet of the Business as of December 31, 2015 and the related audited statements of operations, statements of changes in net parent investment and statements of cash flows of the Business for the fiscal year then ended, including all footnotes thereto (collectively, the "Annual Financial Statements"), accompanied by an unqualified report of the Auditor with respect thereto (ii) (x) if the Closing occurs prior to November 12, 2016, unaudited interim financial statements of the Business consisting of balance sheets of the Business as of June 30, 2016 and the related statements of operations, statements of changes in net parent investment and statements of cash flows of the Business for the three and six-month periods then ended, including all footnotes thereto, or (y) if the Closing occurs on or after November 12, 2016, unaudited interim financial statements of the Business consisting of balance sheets of the Business as of September 30, 2016 and the related statements of operations, statements of changes in net parent investment and statements of cash flows of the Business for the three and nine-month periods then ended, including all footnotes thereto, and (iii) unaudited quarterly statements of operations of the Business for each fiscal quarter within the fiscal year ended on December 31, 2015 and (x) if the Closing occurs prior to November 12, 2016, for the three and six-month periods ended June 30, 2016, or (y) if the Closing occurs on or after November 12, 2016, for the three and nine-month periods ended September 30, 2016 and the three month period ended March 31, 2016 (the "Interim Financial Statements").  In addition, Seller shall cooperate with and assist Buyer and the Auditor provide them with such financial and other information and such assistance as may be required or as they may reasonably request to permit the Auditor to audit the Annual Financial Statements.  The information to be provided by Seller pursuant to this Section 6.19 shall include information relating to Seller's day-to-day operations, and statements of revenue and expenses, general ledgers, balance sheets and statements of cash flow and such other financial information as reasonably requested by Buyer or the Auditor. Buyer shall bear and be responsible for the payment of the fees and expenses of KPMG LLP in connection with the audit of the Annual Financial Statements.

Section 6.20Transfer of Leased Employee Vehicles.  Section 6.20 of the Seller Disclosure Schedules lists each car and truck that is used in the Business by Employees and leased by the Seller as of the date of this Agreement (the "Employee Vehicles").  At or prior to the Closing, the parties shall use their reasonable best efforts to (i) establish, in the Buyer's name, new leases (on terms reasonably satisfactory to the Buyer) between the Buyer and the applicable lessor of each Employee Vehicle required to be listed in Section 6.20 of the Seller Disclosure Schedules, and (ii) transfer and deliver such leased Employee Vehicles to the Buyer.  If the Buyer does not enter into a new lease in the Buyer's name with respect to each Employee

Vehicle at or prior to the Closing, then the Buyer may, at its option, with respect to each Employee Vehicle not subject to a new lease in the Buyer's name, (A) purchase such Employee Vehicle according to the terms required by the lease between the Seller and such lessor, or (B) implement any other reasonable arrangement acceptable to the Seller.

Section 6.21Transfer of Permits.  Section 6.21 of the Seller Disclosure Schedules sets forth, to the Seller’s Knowledge, a list of all non-transferable Permits and Environmental Permits of the Business as of the date hereof.  Prior to the Closing, the Seller and the Buyer shall work together to transfer to the Buyer, subject to Section 2.08, all Environmental Permits and other Permits currently held by the Seller relating to the Purchased Assets, including cooperating in the preparation and submission to the applicable Governmental Authority of the applications for assignment and any supporting documentation necessary to transfer, amend, modify, or reissue, as applicable, all such Environmental Permits or other Permits from the Seller to the Buyer.  Any fees of any Governmental Authority imposed with respect to the assignment, transfer, amendment, or reissuance of such Environmental Permits or other Permits shall be paid by the Buyer.

Section 6.22Transferred Agricultural Parcels.  For three (3) years following the Closing Date, Buyer shall cause each parcel of Owned Real Property set forth on Section 6.22 of the Seller Disclosure Schedules (“Transferred Agricultural Parcels”) to continue to meet the  requirements to remain in the Ohio Current Agricultural Use Value Program (“CAUV Program”).

Section 6.23Fairborn CKD Landfill #6.  From and after the Closing, Buyer shall take, or shall cause to be taken, all action reasonably necessary to enable, facilitate or assist Seller and its Representatives in entering, accessing or using the Fairborn CKD Landfill #6 for any purpose, including but not limited to granting any and all easements, rights-of-way or other rights over any Purchased Assets and providing reasonable assistance consistent with prior practices of the Business in connection with monitoring and maintenance activities of the Fairborn CKD Landfill #6.  At or prior to the Closing, Seller and Buyer shall agree on the form of a non-exclusive easement over the parcel identified with the APN A02000100490000200 on Section 1.01(a) of the Seller Disclosure Schedules in order to permit Buyer to have reasonable access thereto for the installation, operation and construction of a rail line or road way.

Article VII
CONDITIONS TO CLOSING

Section 7.01Conditions to Obligations of All Parties.  The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)The filings of Buyer and Seller pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(b)No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 7.02Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer's waiver (in its sole discretion), at or prior to the Closing, of each of the following conditions:

(a)The representations and warranties of Seller contained in Article IV shall be true and correct in all respects as of the Closing Date (without giving effect to any Materiality Qualifiers therein) with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

(b)Seller shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)There shall not have occurred any Material Adverse Effect.

(d)Seller shall have delivered to Buyer duly executed counterparts to each of the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a).

(e)Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the "Seller Closing Certificate").

Section 7.03Conditions to Obligations of Seller.  The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller's waiver (in its sole discretion), at or prior to the Closing, of each of the following conditions:

(a)Each of the representations and warranties of Buyer contained in Article V shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby.

(b)Buyer shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)Buyer shall have delivered to Seller the Purchase Price, duly executed counterparts to each of the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b).

(d)Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the "Buyer Closing Certificate").

Article VIII
INDEMNIFICATION

Section 8.01Survival.  Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months after the Closing Date; provided, that the representations and warranties in (i) Section 4.01, Section 4.02, Section 4.07 (solely as to title), Section 4.09 (solely as to title), Section 4.17, Section 5.01, Section 5.02 and Section 5.04 (collectively, the "Fundamental Representations") shall survive indefinitely and without limitation and (ii) Section 4.15 (the "Tax Representations") shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 30 days. All covenants or other agreements contained in this Agreement shall survive the Closing Date until they have been fully performed or fulfilled in accordance with their terms, or no further performance is required thereunder.  Notwithstanding the foregoing, any claims asserted in good faith and in writing by notice from an Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims and the rights of the Indemnified Party in respect thereof under this Article VII shall survive until finally resolved.

Section 8.02Indemnification By Seller.  Subject to the other terms and conditions of this Article VIII, Seller shall indemnify Buyer and its Affiliates and their respective Representatives (collectively, the "Buyer Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon or arising out of:

(a)any failure of any representation or warranty of Seller contained in this Agreement to be true and correct as of the date of this Agreement and as of the Closing Date (other than those made on a specified date, which shall be true and correct as of such specified date); provided, however, that all Materiality Qualifications contained in any such representation or warranty shall be disregarded for purposes of determining whether a breach has occurred and the amount of Losses resulting therefrom;

(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, the other Transaction Documents or any instrument delivered by or on behalf of Seller pursuant to this Agreement;

(c)any Excluded Asset or any Excluded Liability; or

(d)without duplication, Excluded Taxes ("Indemnified Taxes").

Section 8.03Indemnification By Buyer.  Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify each of Seller and its Affiliates and their respective Representatives (collectively, the "Seller Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon or arising out of:

(a)any failure of any representation or warranty of Buyer contained in this Agreement to be true and correct as of the date of this Agreement and as of the Closing Date (other than those made on a specified date, which shall be true and correct as of such specified date); provided, however, that all Materiality Qualifications contained in any such representation or warranty shall be disregarded for purposes of determining whether a breach has occurred and the amount of Losses resulting therefrom;

(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement, the other Transaction Documents or any instrument delivered by or on behalf of Buyer pursuant to this Agreement; or

(c)any Assumed Liability.

Section 8.04Certain Limitations.  The party making a claim under this Article VIII is referred to as the "Indemnified Party", and the party against whom such claims are asserted under this Article VIII is referred to as the "Indemnifying Party". The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) (other than with respect to breaches of any Fundamental Representation or Tax Representation) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds $4,000,000.00 (the "Deductible"), in which event Seller shall only be required to pay or be liable for Losses in excess of the Deductible. With respect to any claim as to which the Buyer Indemnitees may be entitled to indemnification under Section 8.02(a), Seller shall not be liable for any individual or series of related Losses (other than with respect to breaches of any Fundamental Representation or Tax Representation) which do not exceed fifty thousand dollars ($50,000).  With respect to any claim as to which the Seller Indemnitees may be entitled to indemnification under Section 8.03(a), Buyer shall not be liable for any individual or series of related Losses which do not exceed fifty thousand dollars ($50,000).

(b)The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 8.02(a) (other than with respect to breaches of any Fundamental Representation or Tax Representation) shall not exceed $30,000,000.00.  Notwithstanding anything to the contrary set forth herein, in no event shall either Indemnifying Party's aggregate liability pursuant to Section 8.02(a) or Section 8.03(a), respectively, exceed the Purchase Price.

(c)Payments by an Indemnifying Party pursuant to Section 8.02 or Section 8.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment from a third party that has actually been received by the Indemnified Party in respect thereof, net of any out-of-pocket expenses incurred by the Indemnified Party in seeking recovery from the insurer or other third party from whom it is or may be entitled to receive such insurance proceeds or indemnity, contribution or other similar payment.  If the Indemnified Party determines in good faith that it is likely to be entitled to recover all or a portion of such Loss from any such insurer or other third party, it shall submit a claim to such insurer or other third party and shall use its commercially reasonable efforts to seek recovery of the applicable portion of such Loss from such insurer or other third party; provided, however, that the Indemnified Party shall not be required to commence any Action to enforce its rights against such insurer or other third party unless it elects to do so in its sole discretion; provided, further, however, that any such insurance or other third party proceeds actually received by the Indemnified Party in respect of any such Loss after payment by an Indemnifying Party shall be promptly refunded to the Indemnifying Party.

(d)Payments by an Indemnifying Party pursuant to Section 8.02 or Section 8.03 in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized as a result of such Loss by the Indemnified Party; provided that any such benefit realized within two (2) years after payment by an Indemnifying Party shall be promptly refunded to the Indemnifying Party.

(e)Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps required by applicable Law to mitigate any Loss upon becoming aware of any event or circumstance that it determines is reasonably likely to give rise thereto.

(f)Each of the parties hereby acknowledges and agrees that the limitations provided for in paragraphs (a) and (b) above apply only to Losses arising from a breach of the representations and warranties specified therein, and do not apply to any other rights to indemnification provided for in this Article VIII, including rights to indemnification against Excluded Liabilities or Assumed Liabilities (as the case may be).

Section 8.05Indemnification Procedures.

(a)Third Party Claims.  If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a "Third Party Claim") against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of any written notice of assertion or commencement thereof received by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and with counsel reasonably acceptable to the Indemnified Party, and the Indemnified Party shall cooperate in good faith in such defense; provided, that the Indemnifying Party shall not have the right to assume the defense of a Third Party Claim if (1) in the reasonable judgment of the Indemnified Party, there exists a material conflict of interest between the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim or there are any material defenses available to the Indemnified Party that differ from or are in addition to those available to the Indemnified Party or (2) the Third Party Claim would reasonably be expected to result in an injunction or other equitable relief against the Indemnified Party that, in the reasonable judgment of the Indemnified Party, would be expected to materially and adversely affect the business activities or operations of the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall conduct the defense diligently and in a reasonable manner and, in doing so, shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim assumed by the Indemnifying Party with counsel selected by it, subject to the Indemnifying Party's right to conduct the defense thereof in accordance with the terms of this Section 8.05(a).  If the Indemnifying Party elects not to assume the defense of a Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently conduct the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), conduct, control, pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.05) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)Settlement of Third Party Claims.  Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), unless the terms of such settlement include the grant by the claimant or plaintiff to the Indemnified Party of a full and unconditional release from any and all liability in respect thereof. If the Indemnified Party is conducting its own defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)Direct Claims.  Any claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a "Direct Claim") shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include reasonable supporting documentation and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have 60 days after its receipt of such notice to respond in writing to such Direct Claim. During such 60-day period, the Indemnified Party shall provide the Indemnifying Party and its professional advisors reasonable information, together with such access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records, as the Indemnifying Party or any of its professional advisors may reasonably request to substantiate the Direct Claim.  If the Indemnifying Party does not so respond within such 60-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)Reliance.  The rights of the Buyer Indemnitees to indemnification for breaches of the representations and warranties of Seller set forth in this Agreement are part of the basis of the bargain contemplated by this Agreement, and such rights to indemnification shall not be affected or waived by virtue of, and Buyer Indemnitees shall be deemed to have relied upon the representations and warranties of Seller set forth in this Agreement notwithstanding any knowledge acquired (or capable of being acquired) by any Buyer Indemnitee of any untruth of any such representation or warranty of Seller set forth in this Agreement, regardless of whether such knowledge was obtained (or was capable of being obtained) through the investigation by such Buyer Indemnitee or through disclosure by Seller or any other Person, and regardless of whether such knowledge was obtained before, at or after the Closing.

Section 8.06Tax Treatment of Indemnification Payments.  All indemnification payments made under this Agreement and all post-Closing adjustments made pursuant to Section 2.06 shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.07Exclusive Remedies.  Subject to Section 10.11, the parties acknowledge and agree that, from and after the Closing, their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII.  In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action (other than claims arising from fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII.  Nothing in this Section 8.07 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 10.11 or to seek or obtain any remedy on account of any party's fraud.

Article IX
TERMINATION

Section 9.01Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)by the mutual written consent of Seller and Buyer;

(b)by Buyer by written notice to Seller if:

(i)Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure cannot be cured by Seller within by February 15, 2017 (the “Drop Dead Date”); or

(ii)any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)by Seller by written notice to Buyer if:

(i)Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure cannot be cured by Buyer by the Drop Dead Date;

(ii)any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(d)by Buyer or Seller in the event that:

(i)there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii)any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; or

(e)by Buyer, in accordance with the terms of Section 6.17(c).

Section 9.02Effect of Termination.  In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or to any Affiliate, shareholder, director, officer or Representative of such party except:

(a)as set forth in this Article IX, Section 6.05 and Article X hereof; and

(b)that nothing herein shall relieve any party hereto from liability for any breach of any provision hereof and any such breaching party shall remain fully liable for any and all Losses incurred or suffered by another party to this Agreement as a result of such breach.

Article X
MISCELLANEOUS

Section 10.01Expenses.  Except as otherwise expressly provided herein (including Section 6.11 hereof), all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that (i) Buyer shall pay all filing and other similar fees payable in connection with any filings or submissions under the HSR Act; and (ii) Buyer and Seller shall each share one-half (50%) of all costs and expenses incurred in (A) obtaining title policies and surveys pursuant to Section 6.18 and (B) retaining the Insurance Adjuster pursuant to Section 6.17.

Section 10.02Notices.  Any and all notices or other communications required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if personally delivered, (b) on the date of transmission if sent by facsimile, (c) one (1) Business Day after delivery if sent by overnight service or (d) four (4) Business Days after mailing if mailed by first class registered mail, return receipt requested, in each case addressed to the parties at the addressees set forth below (or at such other address as any party may specify by notice to all other parties given as aforesaid)

If to Seller:	CEMEX CONSTRUCTION MATERIALS ATLANTIC, LLC 929 Gessner, Suite 1900 Houston, TX 77024 Attention: Executive VP Planning Facsimile: (713) 722-5100

with copies to:

CEMEX

1501 Belvedere Road

West Palm Beach, FL 33406

Attention:  General Counsel

Facsimile:  (561) 803-6044

and

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, NY 10036

Attention:  Clifford H. Aronson

Facsimile:  (212) 735-2000

If to Buyer:	EAGLE MATERIALS INC. 3811 Turtle Creek Blvd. Suite 1100 Dallas, Texas 75219-4487 Attention: James H. Graass, Executive Vice President, General Counsel and Secretary Facsimile: (214) 432-2110
with copies to:	Baker Botts L.L.P. 2001 Ross Avenue Dallas, Texas 75201 Attention: Geoffrey L. Newton Facsimile: (214) 661-4753

Section 10.03Interpretation.  For purposes of this Agreement, (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; (c) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; and (d) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.  Exceptions to a party's representations and warranties set forth herein that are disclosed in the Disclosure Schedules shall relate and apply only to representations and warranties that correspond to the numbered section or subjection thereof; provided, however, that information set forth in one section or subsection of the Disclosure Schedules shall be deemed to apply to each other section or subsection of the Disclosure Schedules to which its relevance is readily apparent on the face of such disclosure.

Section 10.04Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06Entire Agreement.  This Agreement, the Confidentiality Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Confidentiality Agreement or the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of the Seller, assign all or any portion of its rights under this Agreement (including its right to acquire any Purchased Assets) to one or more of its direct or indirect wholly owned subsidiaries; provided, further, that following the Closing, Seller may assign its rights hereunder, without the prior written consent of the Buyer, to an Affiliate of Seller or a third party acquirer of all or substantially all of Seller's equity or assets.  No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08No Third Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction), except to the extent that mandatory principles of conflicts of law require the application of the laws of another jurisdiction wherein any of the Purchased Assets are located to determine the validity or effect of the sale, conveyance, transfer, assignment and delivery thereof in accordance with Article II.

(b)ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE CITY OF HOUSTON, TEXAS AND COUNTY OF HARRIS, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D)

SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.10(c).

Section 10.11Specific Performance.  The parties acknowledge that, in view of the uniqueness of the Business and the transactions contemplated by this Agreement, each of Seller and Buyer would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that, in addition to all other remedies available at law or in equity, the other party shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other (as applicable), and this right shall include the right of Seller to cause Buyer to draw upon its credit facility and cause the Purchase Price to be fully paid if the conditions set forth in Section 7.01 and 7.02 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) or waived.  Each of Seller and Buyer agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.  Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 10.12Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.13Non-recourse.  This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

Section 10.14LIMITATION ON CERTAIN DAMAGES.

NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH HEREIN, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY (I) PUNITIVE OR EXEMPLARY DAMAGES OR (II) INCIDENTAL, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES, INCLUDING LOSS OF FUTURE PROFITS, LOSS OF BUSINESS REPUTATION OR OPPORTUNITY RELATING TO THE BREACH OR ALLEGED BREACH OF THIS AGREEMENT, UNLESS UNDER APPLICABLE CONTRACT LAW PRINCIPLES SUCH LOSSES WERE A REASONABLY FORESEEABLE CONSEQUENCE OF THE BREACH OR CIRCUMSTANCE GIVING RISE TO THE SAME; PROVIDED, HOWEVER, THAT THE ABOVE LIMITATIONS SHALL NOT APPLY TO ANY LOSSES INCURRED BY OR IMPOSED UPON AN INDEMNIFIED PARTY IN RESPECT OF THIRD-PARTY CLAIMS FOR WHICH ANY PARTY IS OBLIGATED TO INDEMNIFY SUCH INDEMNIFIED PARTY UNDER THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CEMEX CONSTRUCTION MATERIALS ATLANTIC, LLC

By:	/s/ Juan Carlos Herrera
Name: Juan Carlos Herrera
Title: Vice President

EAGLE MATERIALS INC.

By:	/s/ David B. Powers
Name: David B. Powers
Title: President and Chief Executive Officer